Exhibit 10.3

This document and the contents herein are confidential and shall not be revealed to any party without a need to know the contents for the purpose of negotiating and approving a potential financing from FFB and DOE.

LOAN GUARANTEE AGREEMENT
dated as of October 15, 2025,
between
AEP TRANSMISSION COMPANY, LLC,
as Borrower,
and
U.S. DEPARTMENT OF ENERGY,
as Guarantor and Loan Servicer
LOAN GUARANTEE NO. EIR0037

CUI//PROPIN
Table of Contents
Page
Section 1.01    Terms Generally    2
Section 1.02    Other Rules of Construction    2
Section 1.03    Definitions in Other Written Communications    3
Section 1.04    Conflict with FFB Documents    3
Section 1.05    Accounting Terms    3
Section 1.06    Divisions    3
ARTICLE II

FUNDING
Section 2.01    Guaranteed Loan Purchase of the FFB Note    4
Section 2.02    Availability and Reductions    4
Section 2.03    Mechanics for Requesting Advances    5
Section 2.04    Advance Requirements under the FFB Documents    8
Section 2.05    No Approval of Work    8
Section 2.06    Determination of Advance Amounts    8
ARTICLE III

PAYMENTS; PREPAYMENTS
Section 3.01    Place and Manner of Payments    8
Section 3.02    Maturity and Amortization    9
Section 3.03    Evidence of Debt    9
Section 3.04    Interest Provisions Relating to All Advances    9
Section 3.05    Prepayments    10
ARTICLE IV

PAYMENT OBLIGATIONS; REIMBURSEMENT
Section 4.01    Reimbursement and Other Payment Obligations    13
Section 4.02    Subrogation    15
Section 4.03    Obligations Absolute    15
Section 4.04    Evidence of Payment    17
Section 4.05    Payment of Financing Document Amounts    17
ARTICLE V

CONDITIONS PRECEDENT
Section 5.01    Conditions Precedent to the Effective Date    18
Section 5.02    Conditions Precedent to FFB Purchase of the FFB Note    23

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
Section 5.03    Advance Approval Conditions Precedent    23
Section 5.04    Conditions Precedent to Eligible Projects    26
Section 5.05    Conditions Precedent to FFB Advance    27
Section 5.06    Satisfaction of Conditions Precedent    27
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Section 6.01    Organization and Existence    27
Section 6.02    Authorization; No Conflict    27
Section 6.03    Solvency    28
Section 6.04    Eligibility of Borrower; Project; Project Costs    28
Section 6.05    Financing Documents    28
Section 6.06    Litigation    28
Section 6.07    Taxes    28
Section 6.08    Financial Statements    29
Section 6.09    Ownership of Property    29
Section 6.10    No Amendments to Financing Documents    29
Section 6.11    Investment Company Act; Other Regulations    29
Section 6.12    Margin Stock    29
Section 6.13    Anti-Corruption Laws    29
Section 6.14    Environmental Laws    30
Section 6.15    Davis-Bacon Act    30
Section 6.16    ERISA    30
Section 6.17    Sanctions and Anti-Money Laundering Laws    30
Section 6.18    Regulatory Matters    31
Section 6.19    Cargo Preference Act    31
Section 6.20    Lobbying Restriction    31
Section 6.21    Federal Funding    31
Section 6.22    No Federal Debt Delinquency    31
Section 6.23    No Tax-Exempt Indebtedness    31
Section 6.24    Use of Proceeds    31
Section 6.25    Disclosure    31
Section 6.26    Commissions/Contingency Fees    32
Section 6.27    Internal Controls    32
Section 6.28    No Default    32
Section 6.29    No Material Adverse Effect    32
Section 6.30    Insurance    32
Section 6.31    Comprehensive Fire Mitigation Plan    32
Section 6.32    Information Technology; Cybersecurity    32
Section 6.33    Approvals    33

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
ARTICLE VII

AFFIRMATIVE COVENANTS
Section 7.01    Maintenance of Existence; Compliance; Property; Etc.    33
Section 7.02    Insurance    34
Section 7.03    Further Assurances    34
Section 7.04    Taxes    34
Section 7.05    Use of Proceeds    35
Section 7.06    Books, Records and Inspections    35
Section 7.07    Davis-Bacon Act    36
Section 7.08    Lobbying Restriction    36
Section 7.09    Cargo Preference Act    36
Section 7.10    Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws    37
Section 7.11    Internal Controls    37
Section 7.12    SAM Registration    37
Section 7.13    Environmental Laws    37
Section 7.14    Reserved    38
Section 7.15    Maintenance of Licenses, Etc.    38
Section 7.16    Public Announcements    38
Section 7.17    Prohibited Persons    38
Section 7.18    Financial Covenant    38
Section 7.19    Compliance with State PUC Requirements    39
Section 7.20    Maintenance of Credit Rating    39
Section 7.21    Completion of Eligible Projects    39
Section 7.22    Most Favored Nation    39
Section 7.23    Compliance with Program Requirements    39
Section 7.24    Cybersecurity Policies and Procedures    39
Section 7.25    DOE Liens    39
ARTICLE VIII

INFORMATION COVENANTS
Section 8.01    Financial Statements    39
Section 8.02    Reporting    40
Section 8.03    Notices    40
Section 8.04    Other Information    42
Section 8.05    Comprehensive Fire Mitigation Plan    42
ARTICLE IX

NEGATIVE COVENANTS
Section 9.01    Liens    42
Section 9.02    Fundamental Changes    42

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
Section 9.03    Amendments to Indenture Documents    43
Section 9.04    Sanctions and Anti-Corruption Laws    43
Section 9.05    Eligible Projects    43
Section 9.06    Debarment Regulations    43
Section 9.07    ERISA    44
ARTICLE X

EVENTS OF DEFAULT AND REMEDIES
Section 10.01    Events of Default    44
Section 10.02    Remedies; Waivers    48
Section 10.03    Accelerated Advances    49
ARTICLE XI

MISCELLANEOUS
Section 11.01    Waiver and Amendment    49
Section 11.02    Right of Set-Off    50
Section 11.03    Survival of Representations and Warranties    50
Section 11.04    Notices    50
Section 11.05    Severability    51
Section 11.06    Judgment Currency    51
Section 11.07    Indemnification    51
Section 11.08    Limitation on Liability    53
Section 11.09    Successors and Assigns    53
Section 11.10    FFB Right to Sell Loan    54
Section 11.11    Further Assurances and Corrective Instruments    54
Section 11.12    Reinstatement    54
Section 11.13    Governing Law; Waiver of Jury Trial    54
Section 11.14    Submission to Jurisdiction; Etc.    55
Section 11.15    Entire Agreement    55
Section 11.16    Benefits of Agreement    55
Section 11.17    Headings    56
Section 11.18    Counterparts; Electronic Signatures    56
Section 11.19    No Partnership; Etc.    56
Section 11.20    Independence of Covenants    56
Section 11.21    Marshaling    57

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
ANNEXES, SCHEDULES AND EXHIBITS
Annex A    Definitions
Schedule 5.01(a)    Anchor Projects
Schedule 5.01(n)    Required Approvals Schedule
Schedule 5.03(n)    Davis-Bacon Act Covered Contracts
Schedule 5.04(a)    Validation Process and Procedures Schedule
Schedule 5.04(b)    Eligibility Criteria Schedule
Schedule 6.14    Environmental Law Compliance
Schedule 8.02    Reporting Requirements
Schedule 11.04    Notices Schedule
Exhibit A    Form of Advance Request
Exhibit B    Form of Drawstop Notice
Exhibit C    Form of Closing Certificate
Exhibit D    Form of Tax Certificate
Exhibit E    Form of Advance Certificate
Exhibit F    Form of Compliance Certificate
Exhibit G    Form of EP Approval Notice
Exhibit H     [Reserved.]
Exhibit I     Form of Prepayment Election Notice

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
This LOAN GUARANTEE AGREEMENT, dated as of October 15, 2025 (this “Agreement”), is entered into by and between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America, acting in its capacity as guarantor and loan servicer of the Guaranteed Loan (“DOE”), and AEP TRANSMISSION COMPANY, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”).
PRELIMINARY STATEMENTS
(A)DOE has been authorized to issue a guarantee for FFB to make loans for the Project Portfolio facility pursuant to Title XVII of the Energy Policy Act of 2005, Pub. L. 109 58, as amended by Section 406 of Div. A of Title IV of Pub. L. 111 5, and as further amended from time to time (“Title XVII”).
(B)The Borrower, through one or more Project Companies, anticipates undertaking projects that are identified in more detail on Schedule 5.04(b) (each, a “Project”).
(C)The Borrower submitted an application for the issuance by DOE of a guarantee of a multi-draw term loan facility to be authorized and approved by DOE under Title XVII, subject to the requirements of Section 1706 and the Applicable Regulations (the “Application”).
(D)The Borrower and DOE entered into that certain Conditional Commitment Letter, dated January 16, 2025 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase the FFB Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.
(E)Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the DOE Guarantee pursuant to which it will guarantee the Borrower’s repayment of principal and interest on the Advances as and when required pursuant to the FFB Note and any other liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the FFB Note or the related FFB Note Purchase Agreement.
(F)The execution of this Agreement is a condition precedent to DOE’s issuance of the DOE Guarantee, and FFB’s receipt of the DOE Guarantee is a condition precedent to FFB’s execution of the FFB Documents.
(G)The parties hereto desire (a) to specify, among other things, the terms and conditions for (i) the delivery by DOE of the DOE Guarantee and other FFB Secretary’s Instruments required for FFB to purchase the FFB Note pursuant to the FFB Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
Article I

DEFINITIONS AND OTHER RULES OF CONSTRUCTION
01.Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions).
02.Other Rules of Construction. Unless the contrary is expressly stated herein:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(a)words in this Agreement denoting one gender only shall be construed to include all genders;
(b)when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;
(c)when used in this Agreement, the word “or” is not exclusive;
(d)when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;
(e)each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix of this Agreement;
(f)capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;
(g)each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;
(h)each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;
(i)each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;
(j)except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with its Guaranteed Party Advisors in making such determination or exercising such discretion;
(k)except where expressly provided otherwise, the words “days”, “weeks”, “months” and “years” shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;
(l)the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;
(m)the expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of the Borrower, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person’s own benefit;
(n)the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, intellectual property and contract rights;
(o)the word “will” shall be construed as having the same meaning and effect as the word “shall;” and
(p)the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.
03.Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

04.Conflict with FFB Documents. In the case of any conflict between the terms of this Agreement and the terms of any FFB Document (a) as between the Borrower and DOE the terms of this Agreement shall control, unless expressly stated to the contrary herein, and (b) as (i) between the Borrower and FFB or (ii) between DOE and FFB, the terms of such FFB Document shall control.

05.Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP.
06.Divisions. For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time; and (c) if the Borrower consummates such a division or plan of division, any resulting entity shall be deemed to be a successor to the Borrower with joint and several liability for the Borrower’s FFB Note Obligations.
Article II
FUNDING
01.Guaranteed Loan Purchase of the FFB Note.
(a)Purchase of the FFB Note. Subject to the terms and conditions hereof and of the FFB Documents, on the Effective Date, DOE shall deliver to FFB the FFB Secretary’s Instruments required, in accordance with Section 3.3 of the FFB Note Purchase Agreement, in connection with the offer by FFB to purchase on the Effective Date, the FFB Note contemplated thereunder in an aggregate maximum principal amount not to exceed One Billion Six Hundred Four Million Forty-Nine Thousand Dollars ($1,604,049,000) (such amount, as may be reduced pursuant to Section 2.02(b) below, the “Maximum Guaranteed Loan Amount”, and the loan extended under the FFB Note, the “Guaranteed Loan”).
(b)Loans. The Guaranteed Loan will be disbursed as set forth herein in connection with each Eligible Project. The FFB Note shall be issued on the Effective Date.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
02.Availability and Reductions.
(a)Maximum Guaranteed Loan Amount; Availability Period. Subject to the terms and conditions hereof and of the FFB Documents, DOE shall, during the Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances in accordance with Section 2.03(c)(ii) (Advance Request Approval Notice); provided, that after giving effect to any Advances and the use of proceeds thereof and subject to Section 2.06 (Determination of Advance Amounts), the aggregate amount of all Advances made to the Borrower under the FFB Note shall comply with the Debt Sizing Parameters.
(b)Loan Commitment Amount Reductions.
(i)The Borrower may, on not less than thirty (30) days’ prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document, permanently reduce the Maximum Guaranteed Loan Amount in whole or in part, but only if:
(A)the Borrower demonstrates to DOE’s satisfaction that the total funding committed and available to the Eligible Projects with respect to which an Advance has been made is sufficient to pay all remaining Project Costs for such Eligible Projects;
(B)DOE is satisfied that the proposed reduction or cancellation could not reasonably be expected to cause a Default or an Event of Default;
(C)the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (A) and (B) above; and
(D)upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.
(ii)Once reduced or canceled, the relevant portion of the Maximum Guaranteed Loan Amount may not be increased or reinstated.
(iii)Notwithstanding the foregoing, any notice of reduction of the Maximum Guaranteed Loan Amount delivered in connection with any refinancing of any Advances with the proceeds of such refinancing or of any other incurrence of Debt or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower, in each case, subject to any limitations set forth in the FFB Documents.
(c)Initial First Advance Cut-off Date; Termination. If the Borrower has not submitted an Advance Request for the Initial First Advance by the Initial First Advance Cut-off Date, either DOE or the Borrower may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower or DOE, as applicable. Upon such termination, the Borrower shall pay all Guaranteed Obligations (other than inchoate indemnity obligations) and other amounts then due in accordance with this Agreement and the other Financing Documents with respect to, or as a result of, such termination. Once terminated, this Agreement may not be reinstated. For the avoidance of doubt, nothing in this Agreement (and other Financing Documents, as applicable) shall require the Borrower to request or receive any Advances.
03.Mechanics for Requesting Advances.
(a)Advance Requests. Subject to the FFB Documents, from time to time during the Availability Period, the Borrower may request an Advance under the FFB Documents by delivering, by an Acceptable Delivery Method, to DOE, with a copy to the Technical Advisor, an appropriately completed request with respect to such Advance (each, an “Advance Request”) any time not less than (i) twenty-

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
seven (27) Business Days prior to the Requested Advance Date, in the case of an Advance in an amount less than $500,000,000, and (ii) twenty-nine (29) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater $500,000,000. Each Advance Request shall be in the form attached as Exhibit A (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE in a manner conforming to this Agreement or otherwise with the consent of the Borrower, the “Form of Advance Request”), which form shall include (i) a confirmation that each Project covered by such Advance Request has been previously determined to be an Eligible Project by DOE, (ii) a summary of material conditions or events that have occurred since the Borrower’s last Advance Request that are required to be disclosed under the Securities Exchange Act of 1934, (iii) the amount and description of the Eligible Project Costs incurred and either expended or accrued by Borrower or the applicable Project Company for each Eligible Project included in the Advance Request (broken down on an Eligible Project-by-Eligible Project basis), as evidenced by accruals, invoices or other documentation reasonably acceptable to DOE, (iv) each such Eligible Project’s original and current budget and completion date, and (v) a certification by the Borrower that, as of the date of such Advance Request, (A) all Eligible Project Costs covered by such Advance Request are reasonably expected to be recoverable as a component of the Borrower’s or the applicable Project Company’s revenues, (B) DOE’s NEPA environmental review is complete for each Eligible Project included in the Advance Request by identifying the applicable NEPA document, and (C) after giving effect to the proposed Advance, the Borrower will be in compliance with the Debt Sizing Parameters.
(b)Frequency. The Borrower may request Advances in accordance with clause (a) above not more than once per calendar quarter during the Availability Period.
(c)Advance Funding.
(i)Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto pursuant to this Section 2.03 (Mechanics for Requesting Advances) have been delivered to it.
(ii)Advance Request Approval Notice. With respect to any Advance under the FFB Documents, if DOE determines that: (x) the Advance Request has been satisfactorily completed pursuant to this Section 2.03 (Mechanics for Requesting Advances); and (y) all conditions precedent set forth in Section 5.03 (Advance Approval Conditions Precedent) in respect of the requested Advance have been satisfied (or waived in writing by DOE), then, subject to Section 2.03(d) (Drawstop Notices) below, DOE shall promptly provide notice thereof to the Borrower and issue to FFB an Advance Request Approval Notice no later than (A) five (5) Business Days prior to the Requested Advance Date if such Advance Request is equal to or greater than Five Hundred Million Dollars ($500,000,000) and (B) three (3) Business Days prior to the Requested Advance Date if such Advance Request is less than Five Hundred Million Dollars ($500,000,000).
(iii)Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.03(c) (Advance Funding) and for which no Drawstop Notice has been issued pursuant to Section 2.03(d) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the FFB Note Purchase Agreement and the relevant FFB Note. Such funds shall be applied as specified in the FFB Documents and in accordance with Section 2.03(f) (Disbursement of Proceeds); provided, that if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to Section 2.03(d) (Drawstop Notices).
(d)Drawstop Notices.
(i)Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) above and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines in its sole discretion that:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(A)any condition set forth in Section 5.03 (Advance Approval Conditions Precedent) and Section 5.05 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not satisfied; or
(B)the conditions precedent to such Advance contained in the relevant FFB Note and the FFB Note Purchase Agreement are not satisfied.
(ii)Consequences. If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; provided, further, that any amount required to be returned by the Borrower pursuant to this clause (ii) shall accrue interest from the date such Advance is made until and including the date such Advance is returned but shall not be subject to the Late Charge Rate or payment of a make-whole amount in accordance with the relevant FFB Note. Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest due and payable with respect to such returned amount. The Borrower shall pay promptly, but in no event later than five (5) Business Days following delivery of such invoice, such interest as directed by FFB, and the Borrower shall pay all reasonable costs and expenses of outside counsel incurred by DOE, FFB or the Designated Agent as a result of such Advance withdrawal.
(e)No Liability.
(i)The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.03(c)(ii) (Advance Request Approval Notice) but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as reasonably practicable following receipt from the Borrower of the applicable Advance Requests and certificates and other documentation specified above (subject to the Borrower satisfying all conditions precedent specified in this Agreement, Section 5.03 (Advance Approval Conditions Precedent) and Section 5.05 (Conditions Precedent to FFB Advance), as applicable, and, prior to the Effective Date, Section 5.01 (Conditions Precedent to the Effective Date) and Section 5.02 (Conditions Precedent to FFB Purchase of the FFB Note), respectively).
(ii)Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the bad faith, gross negligence or willful misconduct of DOE or FFB as determined by a court of competent jurisdiction in a final, non-appealable judgment. In no event shall DOE, FFB or any subsequent holder of the FFB Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any authorized Person acting on behalf of the Borrower; (B) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether such damages were foreseeable or contemplated; or (C) in the case of FFB or any subsequent holder of the FFB Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.
(iii)Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Guaranteed Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Guaranteed Party Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after the effects of such Guaranteed Party Force Majeure Event cease to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(f)Disbursement of Proceeds.
(i)The Borrower shall apply the proceeds of any Advance solely towards payment or reimbursement of Eligible Project Costs for each such Eligible Project with respect to which such Advance was requested that have been previously incurred and either expended or accrued by the Borrower or a Project Company, as evidenced by accruals, invoices or other documentation delivered in connection with the applicable Advance Request under Section 2.03(a) (Advance Requests), such evidence to be in form and substance reasonably acceptable to DOE and otherwise subject to the audit rights of DOE and FFB.
(ii)In no event shall the proceeds of any Advance be:
(A)used for any Project other than each Eligible Project with respect to which such Advance was requested (and in the amounts so requested for each such Eligible Project);
(B)used to pay interest payments on the Guaranteed Loan or to pay administrative, programmatic or other fees charged by or paid to DOE relating to the Guaranteed Loan;
(C)used to pay any portion of Project Costs that are not Eligible Project Costs for such Eligible Project with respect to which such Advance was requested; or
(D)used for any action, function, activity or purposes other than Applicable Eligible Project Costs for an Eligible Project as approved in connection with each Advance Request.
04.Advance Requirements under the FFB Documents. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the FFB Documents. Unless otherwise specified in the FFB Documents, all determinations to be made with respect to the FFB Documents shall be made by DOE.

05.No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Guaranteed Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Eligible Project.

06.Determination of Advance Amounts. As of any date of any requested Advance, after giving effect to such Advance:
(a)the aggregate outstanding principal amount of all Advances then made to the Borrower under the FFB Note (including, for the avoidance of doubt, the principal amount of such requested Advance) for a single Eligible Project shall not exceed eighty percent (80%) of the amount of Applicable Eligible Project Costs incurred and either expended or accrued on or prior to the date of such requested Advance for such Eligible Project; and
(b)the aggregate outstanding principal amount of the Guaranteed Loan shall not exceed the Maximum Guaranteed Loan Amount (collectively clauses (a) and (b) are referred to as the “Debt Sizing Parameters”).
Article III

PAYMENTS; PREPAYMENTS
01.Place and Manner of Payments.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(a)All payments due under the FFB Note shall be made by the Borrower to FFB pursuant to the terms of the FFB Documents.
(b)All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to the account specified pursuant to Section 4.01(i) (Reimbursement and Other Payment Obligations).
(c)Except as otherwise expressly provided herein, in the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.
(d)The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments thereto (excluding payments to any successor or assignee which is not a U.S. Person), whether hereunder or under the Financing Documents, are payable, and shall in all cases be paid, free and clear of all Taxes, and without any deduction in respect of Taxes.
02.Maturity and Amortization.
(a)Principal Payment Dates; Maturity Date.
(i)The Borrower shall repay the principal amount of each outstanding Advance under the Guaranteed Loan on the applicable Principal Payment Date.
(ii)The Borrower shall repay all then-outstanding principal of and accrued interest on the Guaranteed Loan, together with all other outstanding Guaranteed Obligations, on the Final Maturity Date.
(b)Payments. The FFB Note shall (i) provide that each Advance thereunder shall be due and payable on its Principal Payment Date (each, a “FFB Note Installment”); and (ii) provide for the payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Documents.
03.Evidence of Debt. The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time (a) advanced by FFB under the FFB Note Purchase Agreement and the FFB Note or (b) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the Guaranteed Obligations of the Borrower as therein recorded.

04.Interest Provisions Relating to All Advances.
(a)Interest Amount and Interest Computations.
(i)Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the FFB Note Purchase Agreement and the FFB Note, to the date such Advance is due, in each case, at a rate per annum as specified in the FFB Note Purchase Agreement. Except as provided in Section 3.04(a)(ii) (Interest Amount and Interest Computations), interest accrued on the outstanding principal balance of each Advance shall be due and payable on each Payment Date beginning on the First Interest Payment Date to occur after the date on which such Advance was made, through and including the Principal Payment Date for such Advance.
(ii)Without limiting the foregoing, all Overdue Amounts on the Guaranteed Loan shall (A) accrue interest at the Late Charge Rate and (B) be payable by the Borrower in accordance with the FFB Documents.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(iii)[Reserved].
(iv)The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the FFB Note. The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Note shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant FFB Document.
(b)Interest Payment Dates. Subject to the terms of the FFB Note Purchase Agreement and the FFB Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in Section 3.04(a) (Interest Amount and Interest Computations); (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).
05.Prepayments.
(a)Terms of All Prepayments.
(i)With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the FFB Documents.
(ii)All prepayments of the FFB Note shall be (A) applied to Advances as specified in the relevant Prepayment Election Notice and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the FFB Note.
(iii)The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.
(iv)Any prepayment of the Advances under the Guaranteed Loan in part shall require the simultaneous payment in full of all accrued interest on such Advance.
(v)Any payment or prepayments in full of all Advances outstanding under the Guaranteed Loan shall require the simultaneous payment in full of all other Guaranteed Obligations, including accrued interest and other fees, costs and expenses then outstanding under the Financing Documents.
(vi)If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the FFB Note, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the FFB Note. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing of any Advances with the proceeds of such refinancing or of any other incurrence of Debt or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower, in each case, subject to any limitations set forth in the FFB Documents.
(b)Voluntary Prepayments.
(i)Subject to clause (ii) below, the Borrower may: (A) at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under the FFB Note, upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Designated Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note; and (B) pursuant to Section 10.01 (Events of Default) and upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(with a copy to the Designated Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note, prepay (1) all of the outstanding principal amount of the Advance(s) relating to any Eligible Project with respect to which a Specified Covenant Event has occurred or (2) all outstanding Advances following the occurrence of a Specified Prepayment Event.
(ii)The Advances may be prepaid under clause (i)(A) above on or prior to the last day of the Availability Period only if such prepayment includes prepayment either (x) in full of all outstanding Advances and all other Guaranteed Obligations, in which case the Borrower shall simultaneously cancel the outstanding commitment of FFB to make Advances to the Borrower, or (y) in part, with prior written notice to DOE.
(iii)For any prepayments pursuant to Section 10.01 (Events of Default) where the amount of such prepayment is greater than $100,000,000 (for purposes of such calculation, only the relevant principal amount of the applicable Advance(s) shall be considered) and where the Borrower has elected to pay such amount in quarterly installments:
(A)the Borrower shall be required to pay the first installment of such prepayment (or provide an irrevocable Prepayment Election Notice with respect to such prepayment) on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date and each subsequent quarterly installment on or prior to the date that is ninety (90) days following the prior payment date;
(B)the principal amount of each quarterly installment shall be equal to the aggregate outstanding principal amount of the total prepayment divided by four (4) or twelve (12), as applicable (the “Quarterly Principal Amount”), and, for the avoidance of doubt, each prepayment made will require the simultaneous payment in full of all accrued interest on such Quarterly Principal Amount and all other requirements under Section 3.05(a) (Terms of All Prepayments) and the FFB Note; and
(C)the Borrower shall provide an irrevocable Prepayment Election Notice for each quarterly installment prepayment to DOE and FFB not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note, which notice shall include the applicable Quarterly Principal Amount and the Advance or Advances to which such prepayment shall be applied.
(c)Mandatory Prepayments.
(i)The Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), in the prepayment amounts set forth below (such amounts, the “Mandatory Prepayment Amounts”), upon prior submission of an irrevocable Prepayment Election Notice (or, in the case of a prepayment pursuant to Section 3.05(c)(i)(A), a Prepayment Election Notice that is revocable if the circumstances giving rise to the Change in Law are no longer present) by the Borrower to DOE and FFB (with a copy to the Designated Agent) not less than ten (10) Business Days (or, if applicable pursuant to the parenthetical in clause (b) of the definition of “Change in Law Mandatory Prepayment Date,” as soon as reasonably practicable upon receiving written notice of such Change in Law) prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note:
(A)if a Change in Law occurs, then the Borrower shall repay the Guaranteed Obligations in full, or in part (pro rata in accordance with the portion of the Guaranteed Loan that has been rendered unlawful or impossible to be maintained by FFB and/or guaranteed by DOE), on the applicable Change in Law Mandatory Prepayment Date;
(B)if, on the date that is one (1) year after the end of the Availability Period (the “Abandonment Prepayment Test Date”), more than five percent (5.0%) of the Eligible Projects for which Advances have been made have been Abandoned or

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
Terminated (such percentage determined by the total amount of Advances attributable to such Abandoned or Terminated Eligible Projects divided by the amount of total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments made prior to such date), then the Borrower shall repay, within one (1) year of the Abandonment Prepayment Test Date, a portion of the Advances made to the Borrower, measured as of the Abandonment Prepayment Test Date, in an amount equal to (1) the amount of all Advances attributable to such Abandoned or Terminated Eligible Projects, less (2) the amount that is five percent (5.0%) of total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments prior to the Abandonment Prepayment Test Date, less (3) the amount of all voluntary prepayments (including, for the avoidance of doubt, all prepayments pursuant to Section 3.05(b) (Voluntary Prepayments)) made prior to the Abandonment Prepayment Test Date; or
(C)if, on the date that is one (1) year after the end of the Availability Period (the “Regulatory Test Date”), the amount of Eligible Project Costs which are, as of the Regulatory Test Date, eligible for cost recovery in final approvals from the applicable ISO, FERC or the applicable State PUC for all Eligible Projects for which Advances to the Borrower have been made (including any final approvals that are being appealed by the Borrower to increase the cost recovery) (“Recoverable Eligible Project Costs”) is less than ninety-five percent (95%) of the total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments made prior to the Regulatory Test Date, then the Borrower shall prepay within one (1) year of the Regulatory Test Date an amount equal to (a) the difference in (1) the total amount of all Advances under the Guaranteed Loan less (2) the amount of Recoverable Eligible Project Costs as of the Regulatory Test Date, less (b) the amount that is five percent (5.0%) of total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments prior to such date, less (c) the amount of all voluntary prepayments (including, for the avoidance of doubt, all prepayments pursuant to Section 3.05(b)) made prior to the Regulatory Test Date.
(ii)Any Mandatory Prepayment shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to Section 3.05(c)(i) (Mandatory Prepayments), which Intended Prepayment Date shall occur within the applicable timeframes provided in this Section 3.05(c) (Mandatory Prepayments).
(iii)Upon the occurrence of a Change of Control, Borrower shall, within thirty (30) days of the occurrence of such Change of Control, offer to prepay the outstanding amount of the Guaranteed Obligations in full (a “Change of Control Prepayment Offer”) by providing written notice (a “Change of Control Prepayment Offer Notice”) to DOE and FFB of the occurrence of such Change of Control and specifying the proposed date of prepayment (which proposed date of prepayment shall be no less than one hundred (100) days, and no more than one hundred twenty (120) days, after the occurrence of such Change of Control) with respect thereto. Upon receipt of such Change of Control Prepayment Offer Notice, DOE and FFB shall have a period of sixty (60) days in which to accept or reject Borrower’s Change of Control Prepayment Offer. If DOE and FFB elect to accept Borrower’s Change of Control Prepayment Offer, DOE and/or FFB shall deliver notice of such acceptance to Borrower within such sixty (60) day period, in which case Borrower shall prepay the outstanding amount of the Guaranteed Obligations in full on the proposed date of prepayment identified in such Change of Control Prepayment Offer Notice. If DOE and/or FFB elect to reject Borrower’s Change of Control Prepayment Offer, or fail to respond to such Change of Control Prepayment Offer within such sixty (60) day period, Borrower’s Change of Control Prepayment Offer shall be deemed to be withdrawn, and Borrower shall not be required to make a prepayment of the Guaranteed Obligations in connection with such Change of Control.
Article IV

PAYMENT OBLIGATIONS; REIMBURSEMENT
01.Reimbursement and Other Payment Obligations.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(a)The Borrower shall pay to DOE the Facility Fee on or before the Effective Date.
(b)The Borrower shall pay to DOE the Maintenance Fee, with payments to occur as described below:
(i)the Borrower shall pay the Initial Maintenance Fee on or before the Effective Date, which fee shall be pro-rated on a daily basis for the number of days starting with the Effective Date and ending on December 31 of the same calendar year; and
(ii)the Borrower shall pay each subsequent Maintenance Fee on or before January 1 (or if not a Business Day, the first Business Day immediately following January 1) of each calendar year after the Effective Date until the date on which the Guaranteed Loan is paid in full.
(c)The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE) or such other Person as DOE shall direct in writing, as follows:
(i)a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to the DOE Guarantee (a “DOE Guarantee Payment”) which relate to, or arise out of, the FFB Documents or FFB providing or having provided financing under the FFB Note (such amounts, “Reimbursement Amounts”), which Reimbursement Amounts shall be due and payable to DOE by the Borrower as of the date on which DOE makes the DOE Guarantee Payment to which they relate;
(ii)all documented Guaranteed Party Expenses paid or incurred in connection with:
(A)whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, the due diligence of the Borrower, any Project, each Eligible Project and the preparation, negotiation, execution and recording of this Agreement, the other Financing Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);
(B)any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Financing Document, or any such other document or instrument related to this Agreement;
(C)the administration, preservation in full force and effect and enforcement of this Agreement and the other Financing Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs);
(D)the servicing, administration and monitoring of the Borrower, the Project Portfolio and the Financing Documents throughout the term of the Guaranteed Loan, including in connection with any difficulty experienced by any Project relating to technical, commercial, financial, environmental or legal matters or other events (including engineering failure or financial workouts); and
(E)any enforcement expenses in connection with the exercise of remedies under any of the Financing Documents, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition;
including, in each case of clauses (A) through (D) above, the fees and expenses of the Guaranteed Party Advisors retained pursuant to the Financing Documents; and
(iii)to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Payment Obligations; Reimbursement) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent, at the times, in the

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations))) from the date payable by DOE under the FFB Program Financing Agreement until payment thereof in full by the Borrower, which amount shall accrue and be payable at the Late Charge Rate.
(d)[Reserved].
(e)The effectiveness of any amendment, modification, consent, waiver or change to or in respect of any provision of this Agreement or any other Financing Document that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circular A-11, and as determined by OMB in its sole discretion) shall be conditioned upon the availability to DOE of funds appropriated by Congress, or to the extent permitted by Applicable Law, payment by the Borrower, to meet any increase in the Credit Subsidy Cost prior to the effectiveness of such amendment or waiver, to the extent required pursuant to Section 11.01 (Waiver and Amendment).
(f)In accordance with Section 609.10(d) and Section 609.13(a) of the Applicable Regulations, the Borrower shall not use funds obtained from the U.S. federal government or from a loan or other instrument guaranteed by the U.S. federal government (including the Guaranteed Loan), in either case, for the payment of the Credit Subsidy Cost, the Facility Fee, the Maintenance Fee or any other fees charged by or payable to DOE under this Section 4.01 (Reimbursement and Other Payment Obligations), except to the extent explicitly authorized by the U.S. Congress.
(g)The Borrower shall pay to DOE any fees that DOE may assess or incur from time to time and determine to be appropriate and reasonable in connection with any amendment, consent or waiver under this Agreement or any other Financing Document, each of which will be agreed prior to implementation.
(h)All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.
(i)All amounts payable to DOE hereunder, including Reimbursement Amounts, shall be paid without counterclaim or set-off by wire transfer to the following account, or to such other account as may be specified by DOE in writing to the Borrower from time to time, with a copy of any such remittance to AR@hq.doe.gov:
U.S. Treasury Department
ABA No. 0210-3000-4 TREASNYC/CTR/BNF = 89000001
OBI = LGPO Loan No. EIR0037
02.Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the FFB Note, the FFB Note Purchase Agreement and any other Financing Documents. The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and to take such actions as DOE may reasonably request to evidence such subrogation and perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by or on behalf of the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE’s rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

03.Obligations Absolute.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(a)The obligations of the Borrower under this Article IV (Payment Obligations; Reimbursement) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:
(i)any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the FFB Note, this Agreement or any other Financing Document;
(ii)any exchange or release of any other obligations hereunder;
(iii)the existence of any claim, set-off, defense (other than a defense of payment or performance), reduction, abatement or other right that the Borrower or any Affiliate thereof may have at any time against DOE or any other Person;
(iv)any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)any payment by DOE pursuant to the terms of the FFB Program Financing Agreement against presentation of a certificate or other document that does not strictly comply with the terms of the FFB Program Financing Agreement;
(vi)any breach by the Borrower or any Affiliate thereof of any representation, warranty or covenant contained in any of the Financing Documents;
(vii)except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;
(viii)any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower or any Affiliate thereof now known or hereafter known by DOE;
(ix)any disability or other defense (other than a defense of payment or performance) of the Borrower or any Affiliate thereof or any other Person;
(x)any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower or any Affiliate thereof or any other Person, by operation of law or otherwise;
(xi)any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower or any Affiliate thereof under this Article IV (Payment Obligations; Reimbursement)) with respect thereto, or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;
(xii)any change in the corporate structure or existence of the Borrower or any Affiliate thereof; or
(xiii)any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, that might otherwise constitute a defense available to, or discharge of, the Borrower or any Affiliate thereof or any other Person in respect of any Financing Document (other than a defense of payment or performance).
(b)The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Payment Obligations; Reimbursement) and, to the extent permitted by Applicable Law:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(i)waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;
(ii)waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;
(iii)waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;
(iv)waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance) that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to any Guaranteed Party;
(v)agree that its liabilities hereunder shall be unconditional and without regard to any set-off, counterclaim or the liability of any other Person for the payment hereof;
(vi)agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;
(vii)consent to any and all extensions of time that may be granted by any Guaranteed Party with respect to any payment hereunder or other provisions hereof or of any other Financing Document and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;
(viii)waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;
(ix)waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that any Guaranteed Party now has or may in the future have against the Borrower or any Affiliate thereof or any other Person;
(x)waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by any Guaranteed Party;
(xi)waive the benefit of any statute of limitations affecting its liability hereunder; and
(xii)consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.
(c)The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.
(d)Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.
04.Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

05.Payment of Financing Document Amounts.
(a)Anything in this Article IV (Payment Obligations; Reimbursement) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):
(i)amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);
(ii)amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the FFB Note; (C) the FFB Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and
(iii)no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the FFB Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.
(b)If an event permitting the acceleration of any Advance and/or the FFB Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the FFB Note shall at such time be prevented by reason of the pendency against the Borrower or any Affiliate thereof or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the FFB Note shall be deemed to have been accelerated with the same effect as if such Advance and/or the FFB Note had been accelerated in accordance with the terms of the FFB Documents.
Article V

CONDITIONS PRECEDENT
01.Conditions Precedent to the Effective Date. The obligation of DOE to execute this Agreement and deliver to FFB the FFB Secretary’s Instruments in accordance with Section 3.3 of the FFB Note Purchase Agreement required for FFB to purchase the FFB Note on the Effective Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 of the FFB Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Effective Date (the “Effective Date Conditions Precedent”) as determined by, (x) in all cases, DOE, which shall be entitled to (but not required to) consult the Guaranteed Party Advisors, and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:
(a)Due Diligence Review; NEPA. Completion by DOE of (i) a satisfactory due diligence review of the Borrower, the proposed categories of Projects that the Borrower intends to request to be deemed Eligible Projects and the subset of Eligible Projects set forth on Schedule 5.01(a) (the

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Anchor Projects”), and all other matters related thereto, and (ii) the environmental review process pursuant to NEPA and related consultations pursuant to Environmental Laws with respect to at least one (1) of the Anchor Projects.
(b)KYC Requirements. Receipt by DOE of:
(i)evidence that the Borrower has established proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;
(ii)all documentation (including taxpayer identification documents and IRS Form W-9) and other information in respect of (A) the Borrower or (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company Shareholder or any Person holding Equity Interests through a Qualified Investment Fund) (collectively, each a “KYC Party”) to the extent required by any Guaranteed Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); and
(iii)confirmation by each Guaranteed Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.
(c)Financing Documents. Receipt by DOE of fully executed originals (in sufficient counterparts for each of DOE, FFB and the Designated Agent) of this Agreement and each other Financing Document.
(d)Borrower FFB Documents. Receipt by DOE of each of the documents, including the FFB Borrower’s Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower’s Counsel re: Borrower Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the FFB Note Purchase Agreement, each of which shall be in full force and effect in accordance with its terms.
(e)Organizational Documents. Receipt by DOE of the Organizational Documents of the Borrower, accompanied by an Officer’s Certificate of the Borrower, executed by a Responsible Officer thereof, attaching true and correct copies of good standing certificates, incumbency certificates, and resolutions, with respect to approval of:
(i)the Borrower’s participation in the transactions contemplated by this Agreement;
(ii)the financing therefor (including the Guaranteed Loan and this Agreement) ; and
(iii)the execution, delivery and performance by the Borrower of the Financing Documents to which it is party.
(f)Receipt by DOE of a current corporate chart of the Borrower showing the Borrower and any of its Subsidiaries expected to have a direct or indirect interest in any Eligible Project.
(g)Receipt by DOE of a capitalization table of the Borrower setting out each direct and indirect Beneficial Owner of the Borrower holding more than ten percent (10%) (not including any Qualified Public Company Shareholders or any Person holding Equity Interests through a Qualified Investment Fund) of the ownership interests of the Borrower.
(h)Receipt by DOE of an organizational chart demonstrating the management and governance structure of the Borrower and identifying key persons of the Borrower.
(i)Effective Date Certificates. Receipt by DOE of:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(i)an Officer’s Certificate of the Borrower, dated as of the Effective Date, substantially in the form of Exhibit C (Form of Closing Certificate) (the “Closing Certificate”);
(ii)a certificate from a Responsible Officer of the Borrower, dated as of the Effective Date, substantially in the form of Exhibit D (Form of Tax Certificate) (the “Tax Certificate”); and
(iii)a No Federal Funding Certificate from a Responsible Officer of the Borrower, dated as of the Effective Date.
(j)Base Case Financial Model. Receipt by DOE of a certified confidential copy of the Base Case Financial Model for the Borrower consistent with the data and documentation provided by the Borrower to the applicable Rating Agencies. The financial model shall include financial projections for the consolidated operations of Borrower and its subsidiaries, and projections shall be prepared by the Borrower in good faith, accompanied by a certificate from the chief financial officer or similar Financial Officer of the Borrower.
(k)Insurance. Receipt by DOE of an Officer’s Certificate certifying to compliance by the Borrower and each Project Company with the insurance requirements required by the Revolver.
(l)Legal Opinions. Receipt by DOE and the other Guaranteed Parties of executed versions of the legal opinion of Bracewell LLP (including originals thereof, as required), dated as of the Effective Date, addressed to the Guaranteed Parties with respect to: (i) the due authorization, execution, delivery and enforceability of the Financing Documents; (ii) the absence of conflicts with law, agreements or organizational documents; (iii) the receipt of all Required Approvals; and (iv) such other matters as DOE may request.
(m)Financial Statements. Receipt by DOE of the most recent audited consolidated financial statements of the Borrower and its subsidiaries and unaudited consolidated financial statements of the Borrower and its subsidiaries for the preceding four (4) fiscal quarters, in each case, together with all notes and analysis, customary certifications and opinions and, with respect to unaudited financial statements, to the extent made publicly available by the Borrower.
(n)Required Approvals. Receipt by DOE of:
(i)the Required Approvals Schedule, together with an Officer’s Certificate of the Borrower with respect thereto; and
(ii)fully executed copies of each Required Approval listed on the Required Approvals Schedule.
(o)Fees and Expenses. Receipt by DOE of:
(i)payment of the Facility Fee and Initial Maintenance Fee due and payable on the Effective Date;
(ii)payment in full or reimbursement of all fees required to be paid on or prior to the Effective Date and all Guaranteed Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations), in each case, to the extent invoiced at least two (2) Business Days prior to the Effective Date; and
(iii)(A) reimbursement of all fees and Guaranteed Party Expenses of any Guaranteed Party Advisors incurred in connection with the transactions contemplated hereunder and under the other Financing Documents and invoiced at least two (2) Business Days prior to the Effective Date; or (B) confirmation that such fees and Guaranteed Party Expenses have been paid directly, in each case, from funds other than the proceeds of the Guaranteed Loan.
(p)Authorization to Independent Auditor. Receipt by DOE of evidence that the Borrower has irrevocably instructed the Independent Auditor to communicate directly with DOE regarding

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
the accounts, operations and all other matters set forth in Section 7.06 (Books, Records and Inspections) with respect to the Borrower.
(q)Representations and Warranties. Each of the representations and warranties made (or deemed made) by the Borrower in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).
(r)Material Adverse Effect. Since December 31, 2024, no event (including a change in law) shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
(s)Certain Events.
(i)No Default, Event of Default, Event of Force Majeure (that could reasonably be expected to have an Eligible Project MAE) or Event of Loss (that could reasonably be expected to have an Eligible Project MAE) shall have occurred and be continuing on the Effective Date; and
(ii)The Borrower shall not be in default under any material agreement to which the Borrower is a party or any material judgment or approval to which Borrower is subject, in each case, where the failure could reasonably be expected to have a Material Adverse Effect.
(t)SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in SAM.
(u)Credit Rating Requirement. Receipt by DOE of evidence of the most recent credit rating of the Borrower or for the Borrower’s senior unsecured and unguaranteed long-term debt, equal to at least Investment Grade, accompanied by a certification from a Responsible Officer of the Borrower that the Borrower’s senior unsecured and unguaranteed long-term debt is at least Investment Grade.
(v)Lobbying Certification. Receipt by DOE of the Borrower’s completed “Disclosure Form to Report Lobbying” (Standard Form-LLL).
(w)Program Requirements. Receipt by DOE of evidence that, to the extent required under the terms of this Agreement, all Program Requirements required to have been satisfied as of the Effective Date have been satisfied.
(i)OMB Certification. Receipt by DOE of a certification from the Director of OMB that the DOE Guarantee and the expected Eligible Projects comply with the provisions of Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169.
(ii)Action Memoranda. Receipt by DOE of one (1) or more action memoranda executed by the Secretary of Energy approving and authorizing:
(A)the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;
(B)any provisions in the Financing Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and
(C)the apportionment of the Credit Subsidy Cost.
(iii)Credit Subsidy Cost. Receipt by DOE of evidence that:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(A)OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;
(B)OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and
(C)the apportionment of the Credit Subsidy Cost has occurred.
(iv)Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents to which it is a party.
(x)Davis-Bacon. The Borrower shall have complied with all applicable Davis-Bacon Act Requirements (including any required retroactive compliance) and delivered evidence of such compliance acceptable to DOE. Any back wages determined to be due under a Davis-Bacon Act review shall have been either funded in full or reserved by the Borrower or relevant contractor.
(y)Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the anticipated Eligible Projects for each Fiscal Year occurring during the term of the Guaranteed Loan.
(z)Regulatory Requirements. DOE shall have determined that the Borrower is in compliance with 10 C.F.R. 609.8(b)(15) with respect to at least one (1) of the Eligible Projects in existence on the Effective Date, and the environmental review process pursuant to NEPA and related consultations under Environmental Laws have been completed with respect to such Eligible Project(s), including receipt of such Governmental Approvals as are necessary to complete such process.
(aa)Memorandum of Understanding. In connection with the environmental review process pursuant to NEPA for the Eligible Projects, receipt by DOE of the executed Memorandum of Understanding by and between DOE and the Borrower, which shall be satisfactory in form and substance to DOE and shall set forth the rights and responsibilities of the parties in connection with the NEPA process.
(ab)Cybersecurity. Receipt by DOE of an Officer’s Certificate from the Borrower certifying that: (i) the Borrower Entities have a cybersecurity program in place that satisfies in all material respects the applicable standards and requirements of the North American Electric Reliability Corporation and any other Governmental Authority that has jurisdiction over the Borrower Entities; and (ii) each of the Borrower Entities is in compliance with the requirements of the cybersecurity program set forth in clause (i) above.
02.Conditions Precedent to FFB Purchase of the FFB Note. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 of the FFB Note Purchase Agreement to purchase the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Effective Date and of the Initial First Advance Date:
(a)Conditions Precedent in the FFB Documents. Each condition precedent under the FFB Documents to the purchase of the FFB Note by FFB shall have been satisfied in the sole determination of FFB.
(b)Receipt of Instruments. FFB shall have received from DOE each of the FFB Secretary’s Instruments and FFB Borrower’s Instruments.
(c)Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to any Financing Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) on and as of such date as if made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
03.Advance Approval Conditions Precedent. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including each First Advance) in accordance with the FFB Note Purchase Agreement and the relevant FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request in respect of such Advance and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by, (x) in all cases, DOE, which shall be entitled (but not required) to consult the Guaranteed Party Advisors, and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:
(a)Effective Date. The Effective Date shall have occurred.
(b)Eligible Project Conditions Precedent; Due Diligence. (i) All conditions in Section 5.04 (Conditions Precedent to Eligible Projects) for the Eligible Projects covered by such Advance Request have been satisfied prior to the date of the Borrower’s submission of the Advance Request (including, for the avoidance of doubt, approval by DOE that the Project is an Eligible Project), and (ii) technical due diligence for each Eligible Project to be funded by such Advance shall be completed.
(c)Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).
(d)Initial First Advance Cut-off Date. The Initial First Advance shall have been requested by no later than the Initial First Advance Cut-off Date.
(e)Conditions Precedent in the FFB Documents. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the FFB Note in accordance with the FFB Note Purchase Agreement and the FFB Note have been satisfied.
(f)Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to any Financing Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) on and as of such date as if made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, in each case both immediately before and immediately after giving effect to the making of such Advance.
(g)Use of Proceeds. Receipt by DOE of: (i) an Officer’s Certificate that certifies that the proceeds of the requested Advance will be applied in accordance with Section 2.03(f) (Disbursement of Proceeds); and (ii) accruals, invoices or other documentation reasonably acceptable to DOE evidencing the incurrence of Eligible Project Costs reimbursable with such Advance proceeds.
(h)Program Requirements. DOE shall have received a certification from a Responsible Officer of the Borrower, dated as of the date of the Advance Request, that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.
(i)Regulatory Approval.
(i)Receipt by DOE of: (a) evidence that the applicable Eligible Project for which the Borrower is seeking an Advance either (i) has obtained relevant State PUC approval, or (ii) is authorized to be constructed without State PUC approval under applicable state law and procedures, and (iii) in either event, that the Borrower is eligible under Applicable Law to recover Eligible Project Costs in its or the applicable Project Company’s rate base; or (b) certification from the Borrower that Borrower or the applicable Project Company will be authorized under Applicable Law and procedures to recover the Eligible Project Costs for the applicable Eligible Project in its rate base, once such applicable Eligible Project is placed in service. If the foregoing is not applicable, then the Borrower shall deliver an officer’s certificate certifying that such process is not applicable to any Eligible Project being funded with such Advance.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(ii)For Eligible Projects that are regulated by FERC and expected to be financed with the relevant Advance, receipt by DOE of: (a) evidence that the applicable Eligible Project for which the Borrower is seeking an Advance (1) has made or obtained all relevant FERC filings or approvals required for its construction and operation (including, as applicable, certification as a qualifying facility and/or exempt wholesale generator, as applicable) or (2) is authorized under applicable law and FERC procedures to recover Eligible Project Costs in either the Borrower’s or the applicable Project Company’s rate base or pursuant to a cost-based or market-based rate on file at FERC pursuant to section 205 of the FPA; or (b) certification from the Borrower that the Borrower or the applicable Project Company will be authorized under applicable law and FERC procedures to seek recovery of the Eligible Project Costs for the applicable Eligible Project in the Borrower’s or the applicable Project Company’s rate base, or pursuant to a cost-based or market-based rate on file at FERC pursuant to section 205 of the FPA once such applicable Eligible Project is placed in service.
(j)Borrower Credit Rating. To the extent the Advance is funding an Eligible Project in respect of which no prior Advances have been made, receipt by DOE of confirmation, which shall be no earlier in time than the date which is one year prior to the requested date for such Advance, accompanied by a certification from a Responsible Officer of the Borrower, dated as of the date of the Advance Request to such effect, that the Borrower’s existing long-term and senior unsecured and unguaranteed debt is at least Investment Grade.
(k)Advance Certificate. Receipt by DOE of a certificate from a Responsible Officer of the Borrower, dated as of the Requested Advance Date, substantially in the form of Exhibit E (Form of Advance Certificate) (the “Advance Certificate”).
(l)NEPA. DOE shall have completed the environmental review process pursuant to NEPA and any applicable related consultations pursuant to Environmental Laws with respect to the Eligible Projects seeking funding in such Advance.
(m)Required Approvals. DOE shall have received a certification from a Responsible Officer of the Borrower, dated as of the date of the Advance Request, that all Required Approvals are final and Non-Appealable with respect to funding such Advance.
(n)Davis-Bacon Act. The Borrower shall have complied with all Davis-Bacon Act Requirements (including any required retroactive compliance) to the extent applicable to any Eligible Projects, and delivered evidence of such compliance acceptable to DOE. Any back wages determined to be due under a Davis-Bacon Act review are either funded in full or reserved by either the Borrower or the relevant Construction Contractor. Each contract, agreement or other arrangement, set forth in Schedule 5.03(n), for the “construction, prosecution, completion or repair” of the Eligible Projects (within the meaning of 40 U.S.C. § 3142 of the Davis-Bacon Act and 29 C.F.R. 5.2) (each, a “Davis-Bacon Act Covered Contract”) shall contain the applicable provisions related to the Davis-Bacon Act Requirements.
(o)Cargo Preference Act. The Borrower shall be in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations, with respect to CPA Goods relating to all Eligible Projects approved by DOE or subject to a pending Advance Request, unless the Borrower has entered into an agreement with MARAD with respect to such compliance, in which case it shall be in compliance with such agreement with respect to such CPA Goods.
(p)Financing Documents. If applicable in connection with such Advance, receipt by DOE on or prior to the date of such Advance of fully executed originals (to the extent required) or copies of all Financing Documents required to be executed as of the date of such Advance (to the extent such documents have not already been provided), in each case, in the name of the Borrower as counterparty thereto.
(q)Legal Opinions. To the extent requested by DOE in connection with such Advance (and only in the event of any changed circumstances, changes in law or entry into new Project Documents or permits), receipt by DOE of satisfactory legal opinions, subject to customary qualifications and limitations, including any bring-downs of previously provided legal opinions.
(r)Payment of Fees. Receipt by DOE of:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(i)payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Guaranteed Party Expenses and reimbursement of all fees and Guaranteed Party Expenses of any Guaranteed Party Advisors, incurred and invoiced at least two (2) Business Days prior to the Requested Advance Date; or
(ii)confirmation that all such fees invoiced at least two (2) Business Days prior to the Requested Advance Date and Guaranteed Party Expenses have been paid directly to the relevant Guaranteed Party Advisors.
(s)Litigation. There shall not be pending or, to the Borrower’s Knowledge, threatened (in writing) (i) any action, claim, suit or proceeding of or before any Governmental Authority, (ii) any investigation by a Governmental Authority or (iii) any arbitral proceeding, that, in each case, could reasonably be expected to materially and adversely affect (A) the legality, validity or enforceability of any Financing Document or (B) any transaction contemplated by any Financing Document.
(t)Certain Events. No Default (other than an Immaterial Remediation Event), Event of Default, Event of Force Majeure (that could reasonably be expected to have an Eligible Project MAE on the Eligible Project subject to such Advance) or Event of Loss (that could reasonably be expected to have an Eligible Project MAE on the Eligible Project subject to such Advance) has occurred and is continuing as of the Advance Date or is reasonably expected to occur after giving effect to the applicable Advance.
(u)Immaterial Remediation Event. Unless otherwise agreed by DOE, no Immaterial Remediation Event (other than any such Immaterial Remediation Event with respect to which the Borrower is diligently working, and reasonably expects in good faith to be able, to Remediate prior to the Requested Advance Date) exists with respect to any Eligible Project that is being funded by such Advance.
(v)No Federal Funding Certificate. Receipt by DOE of a No Federal Funding Certificate in respect of the Eligible Projects covered by the Advance, including, to the extent applicable, evidence that the Borrower has withdrawn or otherwise discontinued any pending application or request for Federal financial assistance (other than under this Agreement and the other Financing Documents or to the extent that the Eligible Projects covered by the Advance benefit from any of the exceptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169) in respect of such Eligible Project.
(w)Required Certifications. Receipt by DOE of certification by the Borrower that the Project Costs included in the Advance Request are Applicable Eligible Project Costs and are reasonably expected to be recoverable as a component of the Borrower’s revenues
(x)Project Schedule. Receipt by DOE of an integrated Project schedule for each Proposed Project that is under construction as of the date of such Advance Request (excluding, for the avoidance of doubt, any Proposed Projects that have achieved “completion” (or such equivalent term) pursuant to such Proposed Project’s project schedule) which shall include (i) completed construction work in the current fiscal year and (ii) planned construction work for the fiscal year following the Advance Request Date, in each case, in Primavera P6 format at a level of detail acceptable to DOE.
04.Conditions Precedent to Eligible Projects. DOE’s approval of any Project as an Eligible Project, and delivery of any EP Approval Notice by DOE, shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the EP Approval Date for such Eligible Project, in each case, as determined by DOE, which shall be entitled to (but not required) to consult the Guaranteed Party Advisors:
(a)Conveyor Belt. The Borrower has submitted all documentation required by the DOE validation process and procedures for any Proposed Project pursuant to Schedule 5.04(a) (Validation Process and Procedures), including certification by the Borrower that it has not been notified that an application or request for Federal financial assistance (other than under this Agreement) submitted by the Borrower to DOE or any other agency in respect of such individual project has been selected for an award.
(b)Eligibility. DOE has determined, in its reasonable discretion, that such Proposed Project has satisfied the Eligibility Criteria pursuant to Schedule 5.04(b) (Eligibility Criteria).

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(c)Compliance with NEPA. DOE shall have, with respect to the Eligible Project, completed its environmental review process pursuant to NEPA and any applicable related consultations pursuant to Environmental Laws, including receipt of such requisite Governmental Approvals necessary to complete such process.
(d)No Other Federal Support. The Borrower has withdrawn or otherwise discontinued any pending application or request for Federal financial assistance (other than under this Agreement) in respect of each applicable Project and has provided evidence of the same in form and substance satisfactory to DOE.
05.Conditions Precedent to FFB Advance
. The obligation of FFB to make each Advance (including each First Advance) under the FFB Note Purchase Agreement and the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:
(a)Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.
(b)Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.
06.Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:
(a)by delivering the FFB Secretary’s Instruments on the Effective Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Effective Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and
(b)FFB, by delivering an acceptance notice under Section 5.1 of the FFB Note Purchase Agreement or making any Advance under the FFB Note, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Effective Date) and 5.02 (Conditions Precedent to FFB Purchase of the FFB Note) that must be approved or consented to by, or satisfactory to, FFB.
Article VI

REPRESENTATIONS AND WARRANTIES
To induce DOE to enter into this Agreement and to arrange for FFB to purchase the FFB Note and offer extensions of credit thereunder, the Borrower, on the relevant date, makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Effective Date and (b) each Advance Date (both immediately before and immediately after giving effect to the Advances being made on such date), except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties were true as of such earlier date:
01.Organization and Existence. Each of the Borrower and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the organizational power and organizational authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Applicable Law except (i) any Applicable Law being contested in good faith by appropriate proceedings and (ii) to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
02.Authorization; No Conflict. The Borrower has the limited liability company power and authority to execute and deliver and to perform its obligations under the Financing Documents and to obtain extensions of credit thereunder. The Borrower has taken all necessary corporate action to authorize the execution and delivery of, and performance of its obligations under, the Financing Documents and to authorize the extensions of credit on the terms and conditions thereof. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder, the issuance of the FFB Note or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Financing Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (including the Required Approvals), (ii) any consent, authorization or filing that may be required in the future the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect and (iii) those required under Applicable Law (including the approval of the Regulatory Authorities) prior to the exercise of remedies under the Financing Documents. The execution and delivery of, and the performance of the obligations under, this Agreement and the other Financing Documents, the making of Advances hereunder and the use of the proceeds thereof will not (i) violate in any material respects any Applicable Law or any material Contractual Obligation of the Borrower or any of its Significant Subsidiaries and (ii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Applicable Law or any such Contractual Obligation.

03.Solvency. The Borrower Entities, on a consolidated basis, are Solvent.

04.Eligibility of Borrower; Project; Project Costs. The Borrower has satisfied each of the conditions contained in the Program Requirements for (a) the Borrower to be classified as an Eligible Applicant, (b) each Eligible Project either seeking funding in the applicable Advance or having been funded with an outstanding Advance to qualify as an “Eligible Project” and (c) all Project Costs in respect of which the Borrower has requested an Advance to qualify as “Eligible Project Costs”.

05.Financing Documents. This Agreement has been, and each other Financing Document upon execution and delivery will be, duly executed and delivered. This Agreement constitutes, and each other Financing Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, laws of general application related to the enforceability of securities secured by real estate and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (y) Applicable Law (including the approval of the Regulatory Authorities) prior to foreclosure or other exercise of remedies hereunder or under the other Financing Documents.

06.Litigation.
(a)No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Significant Subsidiaries or against any of their respective material properties or revenues with respect to any of the Financing Documents.
(b)Except as disclosed in the Specified Exchange Act Filings, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Significant Subsidiaries or against any of their respective material properties or revenues that could reasonably be expected to have a Material Adverse Effect.
07.Taxes.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(a)The Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state and local tax returns that are required to be filed by them, and have paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by them (to the extent that such taxes and assessments have become due and payable) other than those taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)DOE’s execution and delivery of this Agreement and the issuance of the Guaranteed Loan extended pursuant to this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, (A) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury or a court of law as to the tax basis of any Eligible Project or any part thereof under the Code, and (B) does not constitute a determination regarding, and is unrelated to, whether the Borrower or any Eligible Project (1) has complied or will comply with, Federal tax law or (2) is eligible for any Tax credit or benefit.
08.Financial Statements. (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2024, and the related consolidated statements of income and cash flows for the Fiscal Year ended on such date, reported on by the Independent Auditor, (b) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2025, and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended on such date, each delivered to DOE prior to the Effective Date, and (c) the most-recent Financial Statements delivered by Borrower to DOE similar to those in clauses (a) and (b) for each period during the Availability Period, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date, and its consolidated income and its consolidated cash flows for the respective Fiscal Year or portion of the Fiscal Year then ended, subject, in the case of the Financial Statements referred to in clause (b), to the absence of footnotes and to normal year-end audit adjustments.

09.Ownership of Property. Each of the Borrower and its Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject to no Liens other than Permitted Liens, except for where the failure could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

10.No Amendments to Financing Documents. None of the Financing Documents to which the Borrower is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

11.Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Applicable Law that limits its ability to incur Debt under the Financing Documents.

12.Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the FFB Documents, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Federal Reserve Board.

13.Anti-Corruption Laws. Each Borrower Entity and, to the Borrower’s Knowledge, their respective directors, officers, employees, agents, representatives and Affiliates, are and have been in compliance with all applicable Anti-Corruption Laws. There are no actions pending, or to the Borrower’s Knowledge, threatened against any Borrower Entity with respect to any Anti-Corruption Laws. None of the Borrower Entities or, to the Borrower’s Knowledge, any of their respective directors, officers, employees, respective agents, representatives or Affiliates has directly or indirectly: (a) used any

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
corporate funds, property or other assets for any unlawful or improper contributions, gifts, entertainment or other unlawful or improper expenses; or (b) received, made, offered to make, promised to make, or otherwise authorized the receipt, payment, transfer or giving of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment or gift of money, property, assets or anything of value to any officer, employee, agent, representative or ceremonial office holder of any Governmental Authority or instrumentality thereof, any political party or supra-national organization, candidate for political office, or to any other Person, in each case, in violation of any Anti-Corruption Laws. The Borrower will not use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds directly, or, to the Knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

14.Environmental Laws. Except as disclosed to the DOE in Schedule 6.14 to this Agreement, the Borrower and its Significant Subsidiaries are and have been in compliance with and are not subject to any pending or threatened in writing violations of Environmental Laws, or subject to any liabilities or costs under Environmental Laws or relating to the disposal, spill, existence or other release of Hazardous Substances that would reasonably be expected to have a material effect on the Borrower, its Significant Subsidiaries or any Eligible Project, and, to the knowledge of the Borrower, there are no facts, circumstances or conditions that could reasonably be expected to give rise to such violations, liabilities or costs that would reasonably be expected to have (i) a Material Adverse Effect or (ii) an Eligible Project MAE (other than an Eligible Project MAE that has been Remediated).

15.Davis-Bacon Act. The Borrower and, to the Borrower’s Knowledge, each party to a Davis-Bacon Act Covered Contract are in compliance with all Davis-Bacon Act Requirements (including any required retroactive compliance) with respect to each Eligible Project. Each Davis-Bacon Act Covered Contract contains the provisions set forth in 29 C.F.R. 5.5(a) (1) to (11) and 29 C.F.R. 5.5(b)(1) to (5).
16.ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no failure to satisfy the minimum funding standard applicable to a Plan for a plan year (as described in Section 302 of ERISA and Section 412 of the Code), whether or not waived, has occurred with respect to any Plan, (ii) the Borrower has not incurred, and does not presently expect to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan, (iii) with respect to each Plan, the Borrower and each of its ERISA Affiliates have complied in all respects with ERISA and the Code and (iv) the Borrower and each of its Subsidiaries have complied in all respects with foreign law applicable to its Foreign Plans, if any.

17.Sanctions and Anti-Money Laundering Laws.
(a)The Borrower Entities and, to the Borrower’s Knowledge, their respective directors, officers, agents, representatives, affiliates or employees, are in compliance, in all material respects, with all applicable Sanctions. None of the Borrower Entities or, to the Borrower’s Knowledge, their respective directors, officers, agents, representatives, affiliates or employees: (i) is, or is directly or indirectly owned or controlled by, a Prohibited Person; (ii) is in violation of any Sanctions, or is engaging in any conduct which could result in it becoming a Prohibited Person; or (iii) is engaged in any dealings, directly or indirectly, with a Prohibited Person in violation of applicable Sanctions or other Applicable Laws. There are no material actions pending, or to the Borrower’s Knowledge, threatened against any Borrower Entity with respect to compliance with or potential liability with respect to any Sanctions. The Borrower will not use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person or entity, in order to fund activities (X) of any Prohibited Person, or (Y) in any country or territory that, at the time of such funding, is, or whose government is, the subject of any Sanctions.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(b)Each Borrower Entity is and has been in compliance with all applicable Anti-Money Laundering Laws, and there are no actions pending, or to the Borrower’s Knowledge, threatened against any Borrower Entity with respect to any Anti-Money Laundering Laws.
18.Regulatory Matters. Solely by virtue of the execution, delivery and performance of, or the consummation of the transactions contemplated by this Agreement, no Guaranteed Party shall be or become subject to regulation (a) under the FPA or (b) as a “public utility” or “public service corporation” or the equivalent under any Applicable Law.

19.Cargo Preference Act. The Borrower is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to the Eligible Projects, unless the Borrower has entered into an agreement or waiver with MARAD with respect to such compliance, in which case, it is in compliance with such agreement or waiver.

20.Lobbying Restriction. The Borrower is in compliance with all requirements of 31 U.S.C. §1352, as amended, including the requirement that no proceeds of Advances be expended by the Borrower or any of its Affiliates to pay any person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. §1352(a)(2).

21.Federal Funding. Except as otherwise permitted under Section 8.03(h) (Notices) with respect to Eligible Projects for which no Advance has been made, no application has been delivered by the Borrower to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to an Eligible Project (except to the extent that such Eligible Project benefits from any of the exceptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169). Without limiting the generality of the foregoing, the Borrower is in compliance with all undertakings set forth in the No Federal Funding Certificates previously delivered to DOE.

22.No Federal Debt Delinquency. The Borrower does not have (a) any judgment Lien against any of its Property for a debt owed to the United States or any Governmental Authority, or (b) any material indebtedness, including any Tax liabilities, owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

23.No Tax-Exempt Indebtedness. Neither the Guaranteed Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

24.Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

25.Disclosure.
(a)All written information relating to the Borrower, its Subsidiaries and their respective businesses, other than any projections, estimates and other forward-looking materials and information of a general economic or industry specific nature, that has been provided by or on behalf of the Borrower to DOE in connection with the transactions contemplated hereby does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto). Any projected information, estimates, other forward-looking materials and pro forma financial information that have been made available to DOE in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such information was furnished to DOE (it being understood that actual results may vary materially from such projections and pro forma information and such projections and pro forma information are not a guarantee of performance).
(b)As of the Effective Date, to the Knowledge of the Borrower, the information included in any beneficial ownership certification provided on or prior to the Effective Date to DOE in connection with this Agreement is true and correct in all respects.
26.Commissions/Contingency Fees. No Borrower Entity has paid or become obligated to pay (a) any fee or commission to any broker, finder or intermediary for or on account of arranging the Guaranteed Loan, or (b) any contingency fee (computed as a percentage of any amount of the Guaranteed Loan, and for or on account of arranging the Guaranteed Loan) to any financial or other professional advisor of the Borrower with respect to the Guaranteed Loan.

27.Internal Controls. The Borrower Entities have implemented, maintained and complied in all material respects with internal controls and reporting systems that are intended to provide reasonable assurance (a) that the Borrower and its Affiliates, and their respective directors, officers, employees and agents do not directly or indirectly (i) make, authorize or receive any actual or offered payment or giving of anything of value prohibited by any applicable Anti-Corruption Laws or (ii) enter into any transaction with, or for the benefit of, any Prohibited Person, and (b) continued compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

28.No Default. No Default or Event of Default has occurred and is continuing.

29.No Material Adverse Effect. Since December 31, 2024, no Material Adverse Effect has occurred.

30.Insurance. The Borrower and each of its Significant Subsidiaries maintains insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties (including customary self-insurance) in the same general areas in which such Borrower Entity operates.
31.Comprehensive Fire Mitigation Plan. The Borrower is in compliance in all material respects with the Comprehensive Fire Mitigation Plan.

32.Information Technology; Cybersecurity.
(a)The information technology (including computers, data communications systems, equipment, software, hardware, servers, networks, workstations, routers and devices) used in the business of each Borrower Entity (“IT Systems”) operates and performs in all material respects as necessary for the current and currently anticipated needs of the business of such Borrower Entity (including, as applicable, for the development, design, engineering, procurement, financing, construction, testing, starting up, commissioning, ownership, operation, use, maintenance or shakedown of any project as part of its business and to complete the activities designated to achieve the completion of each such project, as applicable at the relevant time).
(b)The Borrower has implemented and maintains, and has caused each of its Subsidiaries (as applicable) to implement and maintain in connection with its business, commercially

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
reasonable privacy, information security, cybersecurity, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with industry standards (including administrative, technical and physical safeguards) designed to protect: (i) sensitive information from any unauthorized, accidental or unlawful Processing or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction or modification; and (iii) the integrity, security and availability of the sensitive information and IT Systems.
(c)In the past five (5) years, no Borrower Entity, nor to the Borrower’s Knowledge, any Person that Processes sensitive information on behalf of any Borrower Entity, has experienced any data breaches or other incidents that have resulted in: (i) any unauthorized Processing of any sensitive information, except for any such Processing in respect of which each applicable Borrower Entity has complied with (A) all applicable data protection and critical infrastructure oversight laws and regulations and (B) Borrower’s internal policies and procedures respecting such matters; or (ii) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the IT Systems owned or controlled by any Borrower Entity in any material respect.
(d)Each Borrower Entity is and, during the past five (5) years, has been in compliance in all material respects with: (i) all applicable Data Protection Laws; and (ii) all contractual obligations, and all privacy notices and policies, binding on such Borrower Entity and related to the Processing of personal information.
(e)In the past five (5) years, no Borrower Entity has received: (i) any claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption or other misuse of any personal information Processed by any Borrower Entity; or (ii) any notice (including by any Governmental Authority) of any claims, investigations or alleged violations relating to any personal information Processed by any Borrower Entity.
(f)Each of the Borrower Entities is in compliance in all material respects with the applicable cybersecurity standards and requirements as set out by the North American Electric Reliability Corporation and any other Governmental Authority to the jurisdiction of which the Borrower Entities are subject.
33.Approvals. The Borrower and each Project Company has all Governmental Approvals necessary to own its assets and carry on its business as presently conducted, if the failure to have any such Governmental Approval is reasonably likely to have a Material Adverse Effect and except that (A) the Borrower and each Project Company from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by the Borrower or a Project Company may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope.
Article VII

AFFIRMATIVE COVENANTS
The Borrower hereby agrees that until the Release Date:
01.Maintenance of Existence; Compliance; Property; Etc. The Borrower shall:
(a)(i) preserve, renew and keep in full force and effect, and cause each Project Company to preserve, renew and keep in full force and effect, its respective organizational existence and (ii) take all reasonable action, and cause each Project Company to take all reasonable efforts, to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its respective business, except, in each case, (x) with respect to the Borrower, as otherwise permitted by Section 9.02 (Fundamental Changes) and (y) with respect to any Project Company, any Merger Transaction pursuant to which the Person resulting from the Merger Transaction is either such Project Company or another Project

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
Company, and all material required approvals from the Regulatory Authorities in connection with the Merger Transaction shall have been obtained prior to the consummation of such transaction, and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(b)comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;
(c)comply with all Applicable Laws, except (i) Applicable Laws being contested in good faith by appropriate proceedings and (ii) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(d)keep, and cause each Borrower Entity to keep, all property useful and necessary in connection with the Eligible Projects, to the extent financed with the proceeds of any Advances, in good working order and condition (ordinary wear and tear excepted), except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
02.Insurance. The Borrower shall maintain, and shall cause its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties; provided, however, that the Borrower and its Significant Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.

03.Further Assurances. The Borrower shall promptly upon the reasonable request by DOE, (i) correct any material defect or error that may be discovered in any Financing Document or the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge and deliver, or cause to be made, done, executed, acknowledged and delivered, any and all such further acts, deeds, conveyances, transfers, assurances, certificates, documents, agreements and other instruments as may be reasonably required from time to time to carry out more effectively the purposes of the Financing Documents.

04.Taxes.
(a)The Borrower shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until (x) any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) the non-payment of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)The Borrower acknowledges and agrees that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether, with respect to any Eligible Project, Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury or a court of law as to the tax basis of any Eligible Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Eligible Project has complied or will comply with, Federal tax law. The Borrower acknowledges and agrees that it shall not use DOE’s execution and delivery of this Agreement, the issuance of the Guaranteed Loan, DOE’s determination as to whether, with respect to any Eligible Project, Project Costs are Eligible Project Costs or documents generated by DOE during its consideration of the Application, to demonstrate or prove it complied with Federal Tax law, including any requirements to claim a tax credit or other amount under the Code, in an administrative or judicial proceeding.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
05.Use of Proceeds. The Borrower shall use the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Financing Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advances.
06.Books, Records and Inspections.
(a)The Borrower shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Applicable Law shall be made of all dealings and transactions in relation to its business and activities.
(b)The Borrower shall, and shall cause its Significant Subsidiaries to, unless a Default or Event of Default has occurred and is continuing, not more than once a year and after at least five (5) Business Days’ prior notice, (i) permit representatives of any Guaranteed Party to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time to discuss the business, operations, properties and financial and other condition of the Borrower and its Significant Subsidiaries with officers and employees of the Borrower and its Significant Subsidiaries and (ii) use commercially reasonable efforts to provide for the Guaranteed Parties (in the presence of representatives of the Borrower) to meet with the independent certified public accountants of the Borrower and its Significant Subsidiaries; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Significant Subsidiaries shall deem necessary based on reasonable considerations of safety, security and confidentiality; and provided, further, that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Person any information the disclosure of which is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides DOE with notice that information is being withheld due to the existence of such confidentiality obligation.
(c)The Borrower shall, and shall cause its Significant Subsidiaries to, permit DOE and any of its representative to inspect or audit any data submitted pursuant to this Agreement (including, but not limited to invoices and other documentation submitted in connection with any Advance Requests); provided that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Person any information the disclosure of which is prohibited by Applicable Law or binding agreement or subject to attorney client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides DOE with notice that information is being withheld due to the existence of such confidentiality obligation.
(d)The Borrower shall:
(i)authorize the Independent Auditor to communicate directly with DOE, FFB and the Comptroller General at any time regarding the Borrower’s accounts and operations relating thereto;
(ii)grant access to the DOE, FFB and the Comptroller General, or to any of their duly authorized representatives, to pertinent books and records of the Borrower for the purpose of audit and examination; and
(iii)in the event that the Independent Auditor should cease to be the accountants of the Borrower for any reason, promptly, but in any event no later than the period that is required by the SEC, notify DOE of such change in the Independent Auditor and the reason therefor, and the Borrower shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Independent Auditor.
(e)The Borrower shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days after disclosure to the Borrower’s audit committee, provide copies thereof to DOE of:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(i)any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and
(ii)any fraud, whether or not material, that involves management or other employees, in each case who have a significant role in its internal controls over financial reporting.
(f)The Borrower shall retain all records relating to expenditures incurred with respect to the Eligible Projects with respect to which Advances were made until the date that is five (5) years after the Advance was made with respect to such expenditure.
07.Davis-Bacon Act. The Borrower shall maintain compliance with the Davis-Bacon Act Requirements (including any required retroactive compliance). The Borrower shall ensure that each Davis-Bacon Act Covered Contract contains the provisions set forth in 29 C.F.R. 5.5(a)(1) to (11) and 29 C.F.R. 5.5(b)(1) to (5), as well as the applicable wage determinations.

08.Lobbying Restriction. The Borrower shall comply with lobbying requirements under 31 U.S.C. §1352, including the requirement that each Borrower Entity shall not utilize the proceeds of any Advance to pay any Person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress.

09.Cargo Preference Act.
(a)The Borrower shall comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations, with respect to CPA Goods shipped or to be shipped for the purposes of the Eligible Projects, unless the Borrower has entered into an agreement with MARAD with respect to such compliance, in which case it shall comply with such agreement.
(b)Without limiting the generality of the foregoing, and unless the Borrower has reached an agreement or waiver with MARAD excusing it from the following obligations or otherwise providing for its compliance with the Cargo Preference of 1954, as amended, the Borrower shall:
(i)deliver to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, D.C. 20590 (x) in the case of shipments originating outside of the United States, within thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (y) in the case of shipments originating within the United States, within twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods; and
(ii)cause all agreements whereby any Borrower Entity procures, contracts for, or otherwise obtains CPA Goods provide for (x) compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods and the utilization of privately owned United States-flag commercial vessels to ship at least fifty percent (50.0%) of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners and tankers) involved to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels and (y) delivery of the necessary shipment information as set forth in clause 7.09(b)(i) above.
10.Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws
.
(a)The Borrower shall comply, and shall cause each other Borrower Entity to comply, in all material respects with all Sanctions, Anti-Corruption Laws, Foreign Asset Control Regulations and Anti-Money Laundering Laws, and establish and maintain an anti-money laundering compliance program if and as required by the PATRIOT Act.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(b)If, to the Knowledge of any Borrower Entity, any Principal Person of any Borrower Entity fails to comply with any Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, the Borrower shall cause such Borrower Entity to make commercially reasonable efforts to remove or replace such Principal Person within thirty (30) days from the date that such Borrower Entity obtained Knowledge of such violation.
11.Internal Controls. The Borrower shall maintain and comply with internal accounting and compliance controls and reporting systems that are designed to provide reasonable assurance that each Borrower Entity is in compliance with (a) the Financing Documents, (b) GAAP and (c) all Applicable Laws, including applicable Sanctions, Anti-Corruption Laws, Foreign Asset Control Regulations and Anti-Money Laundering Laws.

12.SAM Registration. The Borrower shall maintain its SAM database registration at all times.

13.Environmental Laws. (a) the Borrower shall, and/or shall cause each Project Company to, as applicable, comply with all applicable Environmental Laws (including, for the avoidance of doubt, (i) receipt and maintenance by the Borrower or the applicable Project Company of all required environmental permits and approvals for the Eligible Projects and (ii) any requirements set forth, as applicable, in the Categorical Exclusion, Environmental Assessment and Finding of No Significant Impact, or Environmental Impact Statement and Record of Decision), including with respect to the generation, use, handling, transportation, treatment, storage or disposal of any Hazardous Substances, except, in each case, where the failure to comply could not reasonably be expected to have (i) a Material Adverse Effect or (ii) an Eligible Project MAE (other than an Eligible Project MAE that has been Remediated); and (b) the Borrower shall, and/or shall cause each Project Company to, as applicable, maintain and comply in all material respects with all requirements, permits, authorizations, consents and approvals required in respect of each Eligible Project pursuant to any applicable Environmental Law and construct and operate the Eligible Project in all material respects in accordance with the requirements and limitations set forth in the relevant environmental review conducted pursuant to NEPA.

14.Reserved.

15.Maintenance of Licenses, Etc. The Borrower shall, and/or shall cause each Project Company to, as applicable, maintain in full force and effect any authorization, consent, license or approval of any Governmental Authority necessary for the conduct of the Borrower’s and each Project Company’s business as now conducted by it or necessary in connection with this Agreement, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

16.Public Announcements. The Borrower (and, if applicable, its relevant Affiliates) shall, prior to making any such announcement, coordinate with DOE with respect to (a) any initial public announcement(s) related to the Guaranteed Loan, DOE (other than with respect to matters related to FERC), DOE’s actions relating to or involvement with Eligible Projects, or the fact that a project is an “Eligible Project” hereunder; (b) any subsequent public announcements related to the matters covered under clause (a) (other than (i) any announcements that are substantially similar to prior announcements with respect to which DOE and the Borrower have coordinated and which remain accurate in all material respects, and (ii) statements and disclosures relating to the matters referred to in clause (a) in the Borrower’s Specified Exchange Act Filings that are true and correct in all material respects); and (c) statements that, as determined by the Borrower in good faith based upon advice of counsel, are required by, or to comply with, Applicable Law; provided, that for the avoidance of doubt, the Borrower’s failure to comply with clause (b) above shall not constitute a Default or Event of Default unless the Borrower has repeatedly failed to coordinate with DOE with respect to subsequent public announcements. Such coordination shall include (x) notifying the DOE in writing prior to any public announcement related to the Guaranteed Loan, and (y) with respect to any announcements or disclosures required by Applicable

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
Law, limiting the scope of such disclosure to information required to be disclosed (as determined by the Borrower in good faith) and redacting or otherwise seeking confidential treatment for certain portions of the disclosure as may be requested by DOE.

17.Prohibited Persons.
(a)No Borrower Entity shall become (whether through a transfer or otherwise) a Prohibited Person.
(b)The Borrower shall provide prompt written notice (including a brief description) to DOE if, at any time, it obtains actual Knowledge that the representations made with respect to Prohibited Persons (including the Debarment Regulations) in any of the Financing Documents were erroneous when made or have become erroneous by reason of changed circumstances.
(c)If, to the Knowledge of any Borrower Entity, any Principal Person of any Borrower Entity becomes (whether through a transfer or otherwise) a Prohibited Person, such Borrower Entity shall make commercially reasonable efforts to remove or replace such Principal Person with a Person who is not a Prohibited Person within thirty (30) days from the date that such Borrower Entity had actual knowledge of such violation.
18.Financial Covenant. The Borrower shall not permit the Consolidated Debt to Consolidated Capital ratio, on the last day of any fiscal quarter, from and after the last day of the first fiscal quarter ending after the Effective Date, to exceed 0.675 to 1.00.
19.Compliance with State PUC Requirements
. The Borrower shall comply with all applicable debt-to-equity requirements as described by each State PUC and FERC, as applicable (including any waivers or modifications of such requirements).
20.Maintenance of Credit Rating
. The Borrower shall maintain a rating for its long-term senior unsecured Debt from at least two (2) nationally recognized statistical rating organizations.
21.Completion of Eligible Projects. The Borrower shall use commercially reasonable efforts to complete all Eligible Projects for which Eligible Project Costs were funded (in whole or in part) by Advances.

22.Most Favored Nation. If the Borrower modifies any agreement existing as of the Effective Date evidencing Debt that constitutes long-term Debt or enters into any new agreement evidencing Indebtedness that constitutes long-term Debt (in each case, excluding the Revolver and any other ordinary course revolving credit agreement), that contains any financial covenant or negative covenants more favorable to the applicable lenders (the “New Covenants”) than the terms under this Agreement, then (i) the Borrower shall provide notice thereof to DOE promptly (and in any event within five (5) Business Days) following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by DOE or the Borrower, automatically amended and modified in an equivalent manner such that the Guaranteed Parties shall receive the benefit of any New Covenant, in each case, solely for so long as such New Covenant is in effect under such other long-term Debt agreement.

23.Compliance with Program Requirements. The Borrower shall comply with all Program Requirements in connection with the Eligible Projects, including ensuring that any financial benefit from the DOE Guarantee shall be passed on to the customers of, or associated communities served by, the Borrower.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
24.Cybersecurity Policies and Procedures. The Borrower shall, and shall cause each of its Subsidiaries to, implement (as applicable) and maintain plans, policies and procedures (including administrative, technical and physical safeguards) regarding data privacy, information security, cybersecurity, disaster recovery, business continuity, data backup and incident response, in each case, that are consistent with industry standards (including the standards and requirements established from time to time by the North American Electric Reliability Corporation and other applicable Governmental Authorities that have jurisdiction over the Borrower Entities) and are reasonable for a business of similar nature and size.

25.DOE Liens. Borrower shall ensure that DOE Liens are ratable and equal in priority to any liens granted by the Borrower to any third-party lender, subject to and allowing for Permitted Liens.
Article VIII

INFORMATION COVENANTS
The Borrower hereby agrees that until the Release Date:
01.Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), which shall mean and include in the case of a financial statement delivered under clause (a) or (b) below, by uploading such financial statement to DOE’s site or any replacement DOE designated document posting site, and if requested by FFB or DOE on behalf of FFB, to FFB by email, with a reproduction of the signatures where required, the following items:
(a)Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Independent Auditor or other independent certified public accountants of nationally recognized standing.
(b)Quarterly Financial Statements. As soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments).
All such Financial Statements shall (x) be complete and correct in all material respects and (y) shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject, in each case to the absence of footnotes and to normal year-end audit adjustments.
(c)Compliance Certificates. Concurrently with the delivery of Financial Statements or other information pursuant to any of Sections 8.01(a) (Annual Financial Statements) and 8.01(b) (Quarterly Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower substantially in the form of the document attached as Exhibit F (Form of Compliance Certificate) hereto, which certificate shall:
(i)certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action Borrower has taken or proposes to take with respect thereto;

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(ii)in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements), certify that such Financial Statements fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with GAAP applied on a basis consistent with prior years; and
(iii)certify, for each Eligible Project, that such Eligible Project has been constructed substantially as designed and is operating substantially as planned and in material compliance with applicable terms and conditions of the Financing Documents, except to the extent discussed in such certificate.
02.Reporting. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, the Reporting Requirements appearing on Schedule 8.02 (Reporting Requirements).

03.Notices. Promptly, but in any event within five (5) Business Days (or such other period of time as set forth below), after the Borrower obtains Knowledge thereof, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, written notice of the following items:
(a)any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;
(b)the occurrence of any Mandatory Prepayment Event (except for any Mandatory Prepayment Event with respect to any Change in Law);
(c)the occurrence of any ERISA Event which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (provided, that, any judicial proceeding instituted by PBGC that, within sixty (60) days after the institution of such proceeding, has been withdrawn or stayed by PBGC or otherwise, shall be disregarded for the purpose of this Section 8.03(c) (Notices));
(d)any formal environmental non-compliance matters which could reasonably be expected to result in a Material Adverse Effect;
(e)any Adverse Proceeding pending or threatened in writing that could reasonably be expected to have an Eligible Project MAE;
(f)any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;
(g)any change in the information provided prior to the Effective Date that would result in a change to the list of KYC Parties;
(h)if, at any time after a Proposed Project is presented to DOE for eligibility determination, the Borrower is notified that an application or request for Federal financial assistance (other than under this Agreement or permitted pursuant to any of the exceptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169) submitted by the Borrower to DOE or any other agency in respect of such Project has been selected for an award, the Borrower will (x) promptly notify DOE of such selection and (y) no later than thirty (30) days after such selection, inform DOE of the Borrower’s decision to either (A) initiate negotiations with respect to the award of other Federal financial assistance (in which case DOE will immediately cease consideration of the Proposed Project under this Agreement) or (B) irrevocably decline the award of other Federal financial assistance and continue the DOE evaluation process for such Proposed Project under this Agreement;

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(i)any adverse change in credit rating or credit rating outlook of the Borrower of its long-term senior unsecured Debt by any Rating Agencies (it being understood that the only potential consequence of Borrower’s failure to maintain any specified level of credit rating is a failure to satisfy the condition precedent set forth in Section 5.03(j) or to otherwise breach Section 9.02(d), in each case, solely to the extent that the Borrower fails to maintain the level of credit rating described in such Sections);
(j)notice no later than five (5) Business Days after obtaining Knowledge of an event or accident at a Project site or otherwise relating to a Project that results in serious injury or loss of life, and as soon as reasonably practicable thereafter, provide DOE with a root cause analysis; provided that Borrower’s obligation to provide such notice or root cause analysis shall be subject to Applicable Laws and attorney client privilege which may limit disclosure of information relating to such event or accident; and
(k)delivery of copies of (i) all financial statements and reports sent to holders of any class of the Borrower’s debt or public equity securities (subject to Section 8.01), and (ii) any auditor letters or communications upon receipt thereof.
04.Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, such other information or documents as DOE reasonably requests, including evidence that any financial benefit from the DOE Guarantee have been passed on to the customers of, or associated communities served by, the Borrower; provided, that the Borrower shall not be required to disclose to any Person any information the disclosure of which is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides DOE with notice that information is being withheld due to the existence of such confidentiality obligation.

05.Comprehensive Fire Mitigation Plan. As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Year of the Borrower, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, any updated Comprehensive Fire Mitigation Plan and any other related documents as DOE shall reasonably request, accompanied by an Officer’s Certificate of the Borrower, executed by a Responsible Officer thereof, certifying that the Borrower is in compliance in all material respects with each such Comprehensive Fire Mitigation Plan.
Article IX

NEGATIVE COVENANTS
The Borrower hereby agrees that until the Release Date:
01.Liens. The Borrower shall not and shall not permit its Significant Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets of the Borrower or any Significant Subsidiary, whether now owned or hereafter acquired, except for (a) Liens securing the Guaranteed Obligations and (b) Permitted Liens.

02.Fundamental Changes. The Borrower shall not enter into any transaction of merger, consolidation or other similar actions (a “Merger Transaction”), or convey, sell, lease or otherwise transfer all or substantially all of the Borrower’s property or assets, unless, in the case of a Merger Transaction:
(a)if the Borrower shall consolidate with or merge into another Person, the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall have expressly assumed pursuant to a written agreement, in form and substance satisfactory to DOE, the due and punctual payment

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
of the principal of (and premium, if any) and interest on the Guaranteed Loan and all other Guaranteed Obligations and the performance of all obligations of the Borrower under the Financing Documents;
(b)immediately after giving effect to such Merger Transaction, no Event of Default or Default shall have occurred;
(c)all material required approvals from the Regulatory Authorities in connection with the Merger Transaction shall have been obtained prior to the consummation of such transaction;
(d)if the surviving Person resulting from the Merger Transaction is not subject to rate regulation by the Regulatory Authorities, then such Person satisfies the following two conditions at the time the Merger Transaction is consummated:
(i)such Person has a long-term, senior, unsecured, non-credit enhanced debt rating meeting at least two of the three following ratings (1) BBB- or better from S&P, (2) Baa3 or better from Moody’s and/or (3) BBB- or better from Fitch, and
(ii)such Person has not been placed on a negative credit watch or its equivalent by any two or more of such Rating Agencies that states that such Person’s long-term senior, unsecured, non-credit enhanced debt rating could be downgraded to or below (1) in the case of S&P, BB+, (2) in the case of Moody’s, Ba1 or (3) in the case of Fitch, BB+; and
(e)the Borrower has delivered to DOE a certificate of a Responsible Officer and a legal opinion from counsel satisfactory to DOE, each stating that such consolidation or merger complies with this Section 9.02 (Fundamental Changes) and that all conditions precedent herein provided for relating to such transaction have been complied with, and such legal opinion further opining as to the due authorization, execution, delivery and enforceability of the assumption agreement referred to in clause (a) of this Section 9.02 (Fundamental Changes) and covering such other matters as DOE may reasonably request.
03.Amendments to Indenture Documents
. The Borrower shall not amend, supplement, modify or waive the Indenture Documents in any manner that is materially adverse to the Guaranteed Parties; provided that the foregoing shall not prohibit the Borrower from supplementing the Indenture Documents in order to provide for the issuance of additional first mortgage bonds or additional debt securities in accordance with the Indenture Documents or to add property to any Lien of the Indenture Documents, as applicable, subject to Section 9.01.
04.Sanctions and Anti-Corruption Laws. The Borrower shall not, and shall not allow (i) its directors, officers and Affiliates and (ii) when acting in such capacities, its agents and employees, to offer, provide, or otherwise make available, directly or indirectly, any proceeds of any Advance (A) to any Prohibited Person (including as a result of any transactions in connection with the construction, operation or maintenance of any Eligible Project with any Person who is being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations), or (B) in violation of any applicable Anti-Corruption Laws or Sanctions. The Borrower shall not repay any portion of any Advance with any funds derived, obtained, or otherwise received, directly or indirectly, in violation of any applicable Anti-Corruption Laws or Sanctions. The Borrower will not use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds directly or indirectly, (x) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws or (y) to any Subsidiary, Affiliate, joint venture partner or other Person, to fund the activities of any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
05.Eligible Projects. Subject to Section 7.21 (Completion of Eligible Projects), the Borrower shall not purposefully take any action, or purposefully fail to take any action, in each case, which would reasonably be expected to cause any Eligible Project to no longer be an Eligible Project.
06.Debarment Regulations.
(a)Unless authorized by DOE, the Borrower shall not knowingly enter into any transactions in connection with the construction, operation or maintenance of an Eligible Project with any Person who is listed in SAM as being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or covered non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.
(b)The Borrower shall not fail to comply with any and all Debarment Regulations in a manner that results in the Borrower being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or covered non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.
07.ERISA. The Borrower shall not (a) terminate or withdraw from, or permit any of its ERISA Affiliates to terminate or withdraw from, any Pension Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such termination or withdrawal, if such termination or withdrawal could have a Material Adverse Effect, (b) incur a full or partial withdrawal, or permit any ERISA Affiliate to incur a full or partial withdrawal, from any Multiemployer Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such withdrawal, if such withdrawal would reasonably be expected to have a Material Adverse Effect, (c) otherwise fail, or permit any of its ERISA Affiliates to fail, to comply in all material respects with ERISA or the related provisions of the Code if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect, or (d) fail, or permit any of its Subsidiaries to fail, to comply with Applicable Law with respect to any Foreign Plan if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect.
Article X

EVENTS OF DEFAULT AND REMEDIES
01.Events of Default. The occurrence of any of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:
(a)Failure to Make Payment Under Financing Documents. The Borrower shall fail to pay when due, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise), (i) any principal of any Advance, or (ii) any interest on any Advance or any other fees or other amounts payable under this Agreement, the FFB Documents or any other Financing Documents and, in the case of this clause (ii) only, such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.
(b)Misstatements; Omissions. Any representation or warranty made or deemed made by the Borrower herein or in any other Financing Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Financing Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, unless such materially untrue representation, warranty or statement is capable of being remedied, and such materially untrue representation, warranty or statement is remedied within forty-five (45) days (or such longer period acceptable to DOE), in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such material untruth.
(c)Breaches Under this Agreement Without Cure Period. The Borrower fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Section 7.01(a)(i) (Maintenance of Existence; Compliance; Property; Etc.), Section 7.05 (Use of Proceeds), Section 8.03(a) and 8.03(b) (Notices), or Article IX (Negative Covenants).

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(d)Specified Breaches Under the Financing Documents.
(i)The Borrower shall fail to comply with the provisions of Title XVII and such failure continues unremedied for thirty (30) days, following the earlier of (A) the date of notice thereof from DOE to the Borrower and (B) the date on which the Borrower obtains Knowledge of such failure.
(ii)The Borrower shall fail to comply with the provisions of the Applicable Regulations and such failure continues unremedied for ninety (90) days, following the earlier of (A) the date of notice thereof from DOE to the Borrower and (B) the date on which the Borrower obtains Knowledge of such failure.
(iii)Without prejudice to the other provisions of this Article X, the Borrower shall fail to perform or observe any of its obligations under any term, covenant or agreement set forth in Section 7.07 (Davis-Bacon Act), Section 7.08 (Lobbying Restriction), Section 7.09 (Cargo Preference Act), Section 7.12 (SAM Registration), Section 7.13 (Environmental Laws) or Section 7.21 (Completion of Eligible Projects) (other than with respect to Title XVII (other than Section 1702(k) of Title XVII) and the Applicable Regulations) (collectively, the “Specified Covenants”), and such failure (a “Specified Covenant Event”) continues unremedied for ninety (90) days, in each case, following the earlier of (A) the date of notice thereof from DOE to the Borrower and (B) the date on which the Borrower obtains Knowledge of such Specified Covenant Event; provided, that, so long as the expected amount of any fines or penalties (net of any amounts that are reasonably expected to be Recoverable) from a Governmental Authority for any such Specified Covenant Event is not in excess of Five Million Dollars ($5,000,000.00) or for any Specified Covenant Event on account of the Borrower’s failure to comply with Section 7.13 (Environmental Laws), in each case, no such Specified Covenant Event shall be considered to have occurred under this clause (d) at any time if (x) such Specified Covenant Event cannot reasonably be cured within such ninety (90) day period, but the Borrower is diligently working to cure such Specified Covenant Event according to a Remediation Plan, (y) the Borrower is contesting in good faith by appropriate legal proceedings each applicable assertion by a Governmental Authority that the Borrower is not in compliance with such Program Requirements or Applicable Law or (z) if such Specified Covenant Event occurred less than two hundred seventy (270) days prior, the Borrower is in active negotiation with, or is otherwise awaiting a determination from, a Governmental Authority necessary to either produce a Remediation Plan or determine whether to contest in good faith by appropriate legal proceedings an assertion by such Governmental Authority that the Borrower is not in compliance with such Applicable Law.
(e)Other Breaches Under Financing Documents. Without prejudice to the other provisions of this Article X, the Borrower shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document (other than those described in clauses (a)-(d) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, thirty (30) days after the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such breach.
(f)Default Under Other Indebtedness.
(i)Any event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower (but excluding Debt outstanding hereunder) or any Significant Subsidiary outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (subject to annual CPI-based escalation after the Effective Date), if the effect of such event or condition is to accelerate or require early termination of the maturity or tenor of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than (x) by a regularly scheduled required prepayment or redemption or (y) any event or condition which results in the conversion of such Debt constituting convertible indebtedness of the Borrower or any Significant Subsidiary pursuant to its terms, into (A) common stock of the Borrower or such Significant Subsidiary (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower or such Significant Subsidiary), (B) cash or (C) a combination of such common stock and cash, unless such conversion results from a default thereunder or an event of the type that constitutes an Event of Default), terminated, purchased or defeased, or an offer to prepay, redeem,

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity or the original tenor thereof; or
(ii)any event of default shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such Debt.
(g)Unenforceability, Termination, Repudiation or Transfer of Any Financing Documents. Any Financing Document (other than the DOE Guarantee), at any time after its execution and delivery and for any reason other than as expressly permitted thereunder or satisfaction in full of all the obligations under the Financing Documents, shall cease to be in full force and effect; or the Borrower shall contest in any manner in writing the validity or enforceability of any Financing Document; or the Borrower shall deny in writing that it has any or further liability or obligation under any Financing Document, or purports in writing to revoke, terminate or rescind any Financing Document.
(h)Bankruptcy; Insolvency; Dissolution. The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (h).
(i)Judgments. Any judgment or order for the payment of money in excess of $50,000,000 (subject to annual CPI-based escalation after the Effective Date) in the case of the Borrower or any Significant Subsidiary, to the extent not paid or insured shall be rendered against the Parent, the Borrower or any Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(j)[Reserved.]
(k)ERISA Events. (i) The termination of or withdrawal from the United Mine Workers’ of America 1974 Pension Trust by the Borrower or any of its ERISA Affiliates shall have occurred and the withdrawal liability of the Borrower and its ERISA Affiliates, as determined in accordance Title IV of ERISA exceeds $75,000,000 in the aggregate; or (ii) any other ERISA Event shall have occurred and the liability of the Borrower and its ERISA Affiliates related to such ERISA Event exceeds $50,000,000.
(l)Federal Funding. The Borrower shall not use any other Federal Funding to pay any Project Costs or to repay the Guaranteed Loan after the Effective Date (including the use of other funds guaranteed by the U.S. federal government but other than as permitted under Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169), and such failure is not cured within thirty (30) days following earlier of (i) the date of notice thereof from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of such payment.
(m)Comprehensive Fire Mitigation Plan. The Borrower fails to comply in all material respects with any Comprehensive Fire Mitigation Plan and such failure is not cured within ninety (90) days of Borrower’s Knowledge of such non-compliance.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
For the avoidance of doubt, each clause of this Section 10.01 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.
Furthermore, any breach or default under any Financing Document will not constitute a breach, Default or Event of Default if (i) a similar breach or default has occurred under the Revolver or the Indenture Documents under a covenant or other provision that is identical (or nearly identical) under the Revolver or any Indenture Document (excluding, for the avoidance of doubt, Section 10.01(a) (Failure to Make Payment Under Financing Documents), Section 10.01(g) (Unenforceability; Termination, Repudiation or Transfer of Any Financing Documents), or Section 10.01(h) (Bankruptcy, Insolvency, Dissolution)), (ii) the Borrower has obtained a waiver or amendment from the requisite secured parties under the Revolver or such Indenture Document with respect to such breach or default (other than in the case where such waiver or amendment is conditioned upon requiring the Borrower to furnish security or credit support, reduce the average life to maturity thereof or increase the principal amount thereof, in each case, whether at the time of effectiveness of such waiver or amendment or upon the occurrence of a subsequent condition or event), (iii) the Borrower has requested a similar waiver or amendment from DOE, and (iv) DOE has not rejected such request; provided that, for the avoidance of doubt, the Borrower shall not be permitted to make any Advance Request or receive any Advances so long as such breach or default under the Financing Documents remains outstanding even if such breach or default is governed by this sentence.
Furthermore, any breach or default under any Specified Covenant related to an Eligible Project will not constitute a breach, Default or Event of Default if the Borrower prepays (or provides an irrevocable notice of such prepayment of) all Advances related to such Eligible Project in accordance with Section 3.05(b) (Voluntary Prepayments) on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date; provided that, if the amount of such prepayment is greater than $100,000,000 (for purposes of such calculation, only the relevant principal amount of the Advance related to such Eligible Project shall be considered), the Borrower may irrevocably elect to prepay such amount in four (4) equal quarterly installments, such irrevocable notice of election and first installment of such prepayment to be received on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date, such prepayments to be made in accordance with Section 3.05(b) (Voluntary Prepayments).
Furthermore, any Default or Event of Default under Section 10.01(d)(iii) (the “Specified Prepayment Event Covenant”) hereunder will not constitute a Default or Event of Default if the Borrower prepays (or provides an irrevocable notice of such prepayment of) all Advances under the Guaranteed Loan in accordance with Section 3.05(b) (Voluntary Prepayments) on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date; provided, that the Borrower may elect to prepay such amount in up to twelve (12) equal quarterly installments, such irrevocable notice of election and first installment of such prepayment to be received on or prior to the applicable Prepayment Trigger Date, such prepayments to be made in accordance with Section 3.05(b) (Voluntary Prepayments).
Furthermore, any Default or Event of Default under Section 10.01(b) (Misstatements; Omissions), Section 10.01(e) (Other Breaches Under Financing Documents) (except for any breach of Section 7.22 (Most Favored Nation) or Section 9.03 (Amendments to Indenture Documents)) or Section 10.01(k) (ERISA Events) (such Sections, collectively, the “Prepayment Event Covenants”) hereunder will not constitute a Default or Event of Default if the Borrower prepays (or provides an irrevocable notice of such prepayment of) all Advances under the Guaranteed Loan in accordance with Section 3.05(b) (Voluntary Prepayments) on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date; provided, that the Borrower may elect to prepay such amount in up to twelve (12) equal quarterly

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
installments, such irrevocable notice of election and first installment of such prepayment to be received on or prior to the applicable Prepayment Trigger Date, such prepayments to be made in accordance with Section 3.05(b) (Voluntary Prepayments).
Notwithstanding anything to the contrary contained herein or in any other Financing Document, any Default or Event of Default under this Agreement or similarly defined term under any other Financing Document (including, for the avoidance of doubt, any Default or Event of Default hereunder or under the other Financing Documents resulting from a failure to provide notice of a Default or Event of Default) (provided that, in each case, such failure or other action or inaction resulting in such Default or Event of Default was not knowing and intentional by the Borrower), shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if: (1) (A) the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or (B) such Default or Event of Default shall have been waived by DOE; or (2) (A) with respect to any Default or Event of Default that occurs due to a failure by the Borrower to take any action (including taking any action by a specified time), the Borrower takes such action or (B) with respect to any Default or Event of Default that occurs due to the taking of any action by the Borrower that is not then permitted by the terms of this Agreement or any other Financing Document, on the date on which such action is unwound or otherwise modified to the extent necessary for such modified action to be permitted at such time by this Agreement and the other Financing Documents. Notwithstanding the foregoing, an Event of Default (the “Initial Default”) may not be cured pursuant to clauses (1)(A), (2)(A) or (2)(B) of the immediately preceding sentence (x) if any of DOE, the Designated Agent or FFB has declared all or any portion of the indebtedness and obligations owed by the Borrower under this Agreement or any other Financing Document to be immediately due and payable; or (y) if any Guaranteed Party has begun exercising any rights or remedies under any Financing Documents during the continuance of such Initial Default.
02.Remedies; Waivers.
(a)Upon the occurrence of and during the continuance of an Event of Default, DOE or the Designated Agent may exercise any one or more of the rights and remedies set forth below:
(i)declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;
(ii)exercise any rights and remedies available under the Financing Documents;
(iii)take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents; or
(iv)(A) refuse, and the Guaranteed Parties shall not be obligated, to make any further Advances; and (B) reduce the Maximum Guaranteed Loan Amount to Zero Dollars ($0).
(b)Upon the occurrence of an Event of Default referred to in Section 10.01(h) (Bankruptcy; Insolvency; Dissolution): (i) the Maximum Guaranteed Loan Amount shall automatically be reduced to zero (0); and (ii) each Advance made under the FFB Note, together with interest accrued thereon and all other amounts due under the FFB Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration or other notice of any kind, all of which the Borrower hereby expressly waives.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(c)Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair or delay any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
(d)In order to entitle the Guaranteed Parties to exercise any remedy reserved to the Guaranteed Parties in this Agreement or any other Financing Document, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement, any other Financing Document or under Applicable Law.
(e)If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then and in every such case, subject, in each case, to any determination in such proceeding: (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.
(f)DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.
03.Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the FFB Note shall be the Prepayment Price under the FFB Note.
Article XI

MISCELLANEOUS
01.Waiver and Amendment.
(a)No failure or delay by DOE or the other Guaranteed Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair or delay any rights, powers or remedies of the Guaranteed Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.
(b)The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Financing Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.
(c)Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.
(d)Any amendment to or waiver of this Agreement or any other Financing Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds appropriated by the U.S. Congress or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
02.Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Guaranteed Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Debt at any time held or owing by such Guaranteed Party (including by any branches and agencies of such Guaranteed Party wherever located) or, in the case of DOE, any other agency or instrumentality of the United States government, to or for the credit or the account of the Borrower against and on account of the Guaranteed Obligations and liabilities of the Borrower to such Guaranteed Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of the FFB Note or any portion thereof shall promptly notify the Borrower after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
03.Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the FFB Documents.
04.Notices.
(a)Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given: (i) if delivered in person; (ii) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (iii) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; or (iv) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.
(b)Notwithstanding the foregoing, each notice, certificate, document or other item required to be furnished, delivered or otherwise provided by the Borrower to DOE pursuant to this Agreement or any other Financing Document shall be provided by an Acceptable Delivery Method.
05.Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

06.Judgment Currency. The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB and the other Guaranteed Parties against any loss incurred by any of them as a result of any judgment or order being given or made for any amount due to such Guaranteed Party hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which each applicable Guaranteed Party would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by the applicable Guaranteed Party, had such applicable Guaranteed Party utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

07.Indemnification.
(a)In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of the FFB Note or any portion thereof, each Guaranteed Party, and each of their respective officers, directors, employees, representatives, attorneys and agents, advisors and contractors (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, Taxes, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of the Conditional Commitment Letter, this Agreement, any Financing Document or any agreement or instrument prepared in connection herewith or therewith, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the enforcement or preservation of any rights under this Agreement or any Financing Document or any agreement or instrument prepared in connection herewith or therewith; (iii) any Guaranteed Loan or the use or proposed use of the proceeds thereof; (iv) any actual or alleged presence or Release of Hazardous Substance, on, under or originating from any property owned, occupied or operated by the Borrower or any of its Affiliates in connection with any Eligible Project, or any environmental liability related in any way to the Borrower or any of its Affiliates and their respective owned, occupied or operated properties arising out of or relating to any Eligible Project; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such clauses (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel and third-party consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided, that the Borrower shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction). Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.
(b)All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be added to the Guaranteed Obligations; and (ii) be immediately due and payable on demand. Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder; provided, that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 11.07 (Indemnification).
(c)Each Indemnified Party within ten (10) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 11.07 (Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.
(d)To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(e)The provisions of this Section 11.07 (Indemnification) shall survive the Release Date and satisfaction or discharge of the Guaranteed Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.
(f)Any amounts payable by the Borrower pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of: (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party; and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.
(g)The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 11.07 (Indemnification).
(h)Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.
(i)Notwithstanding any other provision of this Section 11.07 (Indemnification), the Borrower shall not be entitled to: (i) notice; (ii) participation in the defense of; (iii) consent rights with respect to any compromise or settlement; or (iv) subrogation rights; in each case except as otherwise provided for pursuant to this Section 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower or any other Borrower Entity.
(j)No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.
08.Limitation on Liability. No claim shall be made by the Borrower or any of its Affiliates against any Guaranteed Party or any of their Affiliates, directors, employees, attorneys or agents, including the Guaranteed Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

09.Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
(a)Except as provided in Section 9.02 hereof, the Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, in the case of any FFB Document, FFB.
(b)FFB may assign any or all of its rights, benefits and obligations under the Financing Documents; provided, that upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; provided, further, that such assignee, by accepting

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
the benefits of this Agreement and the Financing Documents hereby: (i) irrevocably designates and appoints DOE to act as its agent hereunder and under the Financing Documents; (ii) irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Financing Documents; and (iii) authorizes DOE to enter into all such amendments or modifications of any Financing Document on behalf of such assignee and grant all waivers as are necessary or appropriate, as determined by DOE, under the Financing Documents (other than amendments to the FFB Note, which amendments shall also require the consent of such assignee); provided, further, that: (A) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (I) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document, or (II) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by the Borrower or any of their respective officers contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (B) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 11.09 (Successors and Assigns).
10.FFB Right to Sell Loan. FFB shall have the right to sell all or any portion of the FFB Note without the prior written consent of the Borrower, and upon any such sale, any reimbursement obligations of the Guaranteed Loan by DOE shall automatically terminate and be of no further force and effect. For any such sale prior to the end of the Availability Period until FFB has funded the Guaranteed Loan, the Borrower, DOE and FFB shall enter in agreements satisfactory to them in respect of FFB’s right to sell the FFB Note and delegate its obligations under the FFB Note Purchase Agreement. DOE will endeavor to provide notice to the Borrower if the FFB Note is sold.

11.Further Assurances and Corrective Instruments.
(a)The Borrower shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to: (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) enable the Guaranteed Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iii) otherwise carry out the purposes of the Financing Documents.
(b)Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.
12.Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower, or otherwise, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Guaranteed Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13.Governing Law; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.
(b)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.
14.Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York sitting in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (iv) the courts of the State of New York in and for the County of New York; (v) the courts of Washington, D.C.; and (vi) appellate courts from any of the foregoing;
(b)consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that nothing herein shall (i) affect the right of any Guaranteed Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Guaranteed Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and
(d)agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.
15.Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

16.Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third-party beneficiary of, with enforceable rights and remedies under, this Agreement, in respect of those provisions in Article III (Payments; Prepayments), Article V (Conditions Precedent), and Article XI (Miscellaneous) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the FFB Note or

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
the FFB Note Purchase Agreement, the rules of construction in Section 1.04 (Conflict with FFB Documents) will apply.

17.Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

18.Counterparts; Electronic Signatures.
(a)This Agreement may be executed in one or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such electronic submission.
(b)Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed.pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.
19.No Partnership; Etc. The Guaranteed Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Guaranteed Parties and the Borrower or any other Person. The Guaranteed Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to any Eligible Project or otherwise. All obligations to pay Real Property or other Taxes, assessments, insurance premiums and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of any Eligible Project or any other assets and to perform all obligations under the agreements and contracts relating to any Eligible Project or any other assets shall be the sole responsibility of the Borrower.

20.Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
21.Marshaling. Neither DOE nor FFB nor any other Guaranteed Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Guaranteed Obligations.
[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.
AEP TRANSMISSION COMPANY, LLC,
a Delaware limited liability company,
as Borrower
By: /s/ Franz D. Messner
Name: Franz D. Messner
Title: Assistant Treasurer

[Signature Page to Loan Guarantee Agreement]

CUI//PROPIN
U.S. DEPARTMENT OF ENERGY,
an agency of the Federal Government of the United States of America, in its own capacity and in its capacity as Guarantor
By: P. Wells Griffith III
Name: P. Wells Griffith III
Title: Under Secretary of Energy

[Signature Page to Loan Guarantee Agreement]

CUI//PROPIN
Annex A

DEFINITIONS
“Abandoned or Terminated” means, with respect to any Eligible Project, that (i) construction or development of such Eligible Project has ceased for a period of greater than six (6) months and (ii) the Borrower has not made available to DOE defined plans to restart construction or development of such Eligible Project within the immediately succeeding six (6) months, in each case, as determined at and as of the end of the Availability Period.
“Abandonment Prepayment Test Date” has the meaning given to such term in Section 3.05(c)(i)(B) (Mandatory Prepayments).
“Acceptable Delivery Method” means, with respect to any notice, certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:
(a)transmission, by an Authorized Transmitter, of such notice, certificate, document or other item in Electronic Format, together with the Transmission Code;
(b)delivery of a manually executed original of such notice, certificate, document or other item; or
(c)such other delivery method as the Borrower and DOE shall mutually agree.
“Advance” means, an advance of funds by FFB to the Borrower under the relevant FFB Note as may be requested by the Borrower from time to time during the Availability Period.
“Advance Certificate” has the meaning given to such term in Section 5.03(k) (Advance Certificate).
“Advance Date” means the date on which FFB makes any Advance to the Borrower.
“Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).
“Advance Request Approval Notice” means the written notice from DOE located at the end of an Advance Request advising FFB that such Advance Request has been approved by or on behalf of DOE.
“Adverse Proceeding” means any claim, action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity or before or by any Governmental Authority, domestic or foreign, or other regulatory body or any arbitrator.
“Affiliate” means, as applied to any Person (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” has the meaning given to such term in the preamble hereto.
“Anchor Projects” has the meaning given to such term in Section 5.01(a).
“Anti-Corruption Laws” means all Applicable Laws promulgated and administered by the United States Government or any subdivision thereof concerning or relating to anti-bribery, anti-corruption and anti-

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar laws.
“Anti-Money Laundering Laws” means all Applicable Laws concerning or relating to anti-money laundering, terrorist financing or financial recordkeeping and reporting, including the Bank Secrecy Act, as amended, by the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act) and any similar laws.
“Applicable Eligible Project Costs” means, as of any date, the sum, without duplication, of the Eligible Project Costs either (a) incurred and paid as of such date or (b) accrued in accordance with GAAP but not yet paid as of such date.
“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law in the United States, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.
“Applicable Regulations” means the final regulations with respect to Title XVII, at 10 C.F.R. Part 609, and any other applicable regulations from time to time promulgated to implement Title XVII.
“Application” has the meaning given to such term in the preliminary statements.
“Authorized Transmitter” means, with respect to delivery of documentation (a) by the Borrower to DOE, the list of individuals designated as Authorized Transmitters set forth in the certificate delivered pursuant to Section 5.01(e) (Organizational Documents) delivered by the Borrower to DOE prior to the Effective Date, as updated or modified, with the consent of DOE, from time to time and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.
“Availability Period” means the period commencing on the Effective Date until and including the earliest of:
(d)the date on which the aggregate principal amount of the Advances reaches the Maximum Guaranteed Loan Amount;
(e)September 15, 2031; and
(f)the date of termination of obligations to disburse any undisbursed amounts of the Guaranteed Loan following the occurrence of any Event of Default or pursuant to Section 2.02(c) (Initial First Advance Cut-off Date; Termination).
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended.
“Base Case Financial Model” means the Excel-based financial model prepared by the Borrower in good faith and consistent with the data and documentation provided by the Borrower to Rating Agencies.
“Beneficial Owner” means as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.
“Borrower” has the meaning given to such term in the preamble hereto.
“Borrower Advance Date Certificate” has the meaning given to such term in Exhibit A (Form of Advance Request).

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Borrower Entity” means the Borrower and each of its Subsidiaries.
“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.
“Capital Lease Obligations” means, subject to Section 1.05 (Accounting Terms), as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a finance lease on the balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the FFB Note Purchase Agreement.
“Change in Law” means the determination by DOE or FFB that any law has made it unlawful or impossible, or that any Governmental Authority has asserted that it is unlawful (it being understood that the term “unlawful” includes a breach of any Governmental Authority’s rule or regulation that is binding upon any of the Guaranteed Parties) or impossible, for FFB to make or maintain, or DOE to guarantee, the Guaranteed Loan or any portion thereof or otherwise renders unlawful or impossible the performance by DOE, FFB or the Designated Agent of any of their respective material obligations or exercise of material rights or remedies under the Financing Documents, in each case, until each affected Guaranteed Party notifies the Borrower that the circumstances giving rise to such determination or assertion no longer exist.
“Change in Law Mandatory Prepayment Date” means, with respect to any Change in Law, the date that is the earlier of (a) two (2) years after the date on which the affected Guaranteed Party has given Borrower the applicable change in law notice with respect thereto; provided that to the extent the Borrower initiates a legal dispute before a court of competent jurisdiction or other Governmental Authority with jurisdiction in respect of such Change in Law, such date shall be extended to the date on which the applicable court or Governmental Authority renders a final and non-appealable judgment determining that such Change in Law renders it unlawful or impossible for FFB to make or maintain, or DOE to guarantee, the Guaranteed Loan or any portion thereof or otherwise renders unlawful or impossible the performance by DOE or FFB of any of their respective material obligations or exercise by any Guaranteed Party of material rights or remedies under the Financing Documents, as the case may be, and (b) the date, as reasonably determined by DOE, with a reasonably detailed and documented written notice of the particulars delivered to Borrower at least fifteen (15) Business Days (or, if shorter, the maximum time period permitted by Applicable Law) prior to such Change in Law Mandatory Prepayment Date, that such Change in Law requires such repayment to be made, regardless of the status of any dispute in respect of such Change in Law.
“Change of Control” means the occurrence of one of the following:
(g)Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that as of the date hereof was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of the Parent’s Voting Stock shall acquire a beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Parent;
(h)During any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of the Parent shall cease for any reason to constitute a majority of the board of directors of the Parent, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors of the board of directors of the Parent as comprised

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
as of the date hereof shall be, for purposes of this provision, considered as though such person were a member of the board as of the date hereof; or
(i)the Parent shall cease for any reason to own, directly or indirectly, 70% of the Equity Interests of the Borrower.
“Change of Control Prepayment Offer” has the meaning given to such term in Section 3.05(c)(iii) (Mandatory Prepayments).
“Change of Control Prepayment Offer Notice” has the meaning given to such term in Section 3.05(c)(iii) (Mandatory Prepayments).
“Closing Certificate” has the meaning given to such term in Section 5.01(i)(i) (Effective Date Certificates).
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Compliance Certificate” has the meaning given to such term in Section 8.01(c) (Compliance Certificates).
“Comprehensive Fire Mitigation Plan” means a comprehensive fire mitigation plan covering each jurisdiction where the Borrower conducts operations, and prepared by the Borrower in accordance with the requirements, as applicable, of each such jurisdiction, other Applicable Laws and consistent with prudent industry practice.
“Comptroller General” means Comptroller General of the United States.
“Conditional Commitment Letter” has the meaning given to such term in the Preliminary Statements of this Agreement.
“Consolidated Capital” means the sum of (i) Consolidated Debt of the Borrower and (ii) the consolidated equity of all classes of stock (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower, in each case determined in accordance with GAAP, but including Equity-Preferred Securities issued by the Borrower and its Consolidated Subsidiaries and excluding the funded pension and other postretirement benefit plans, net of tax, components of accumulated other comprehensive income (loss).
“Consolidated Debt” of the Borrower means the total principal amount of all Debt described in clauses (i) through (v) of the definition of Debt and Guaranties of such Debt of the Borrower and its Consolidated Subsidiaries, excluding, however, (i) Debt of AEP Credit, Inc. that is non-recourse to the Borrower, (ii) Stranded Cost Recovery Bonds, and (iii) Equity-Preferred Securities not to exceed 10% of Consolidated Capital (calculated for purposes of this clause without reference to any Equity-Preferred Securities); provided that Guaranties of Debt included in the total principal amount of Consolidated Debt shall not be added to such total principal amount.
“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.
“Consolidated Tangible Net Assets” means, on any date of determination and with respect to any Person at any time, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the consolidated balance sheet of such Person and its Consolidated Subsidiaries most recently delivered to the Lenders pursuant to Section 5.01(i) as of such date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of such Person and its Consolidated Subsidiaries appearing on such balance sheet.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:
(j)for the purchase, payment or discharge of any such primary obligation;
(k)to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;
(l)to advance or supply funds;
(m)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;
(n)to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or
(o)otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, Swap Agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments);
provided, that: (i) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.
“Controlled Affiliate” means, as applied to any Person, any Affiliate that is Controlled by such Person.
“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for each Eligible Project, and that may be transported by ocean vessel.
“CPI” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, U.S. City Average, “All Items” (1982-84 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index; provided that if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as the Borrower shall designate in writing to DOE shall be substituted for the Consumer Price Index.
“Credit Subsidy Cost” means the “cost of a loan guarantee,” as set forth in section 502(5)(C) of the Federal Credit Reform Act of 1990, as amended.
“Currency of Denomination” has the meaning given to such term in Section 11.06 (Judgment Currency).

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to the Borrower or any of its Subsidiaries.
“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.
“Davis-Bacon Act Covered Contract” has the meaning given to such term in Section 5.03(n).
“Davis-Bacon Act Requirements” means, except as provided by the Department of Energy – American Electric Power Pay Frequency Variance granted by the Department of Energy on October 3, 2025, for this Agreement and incorporated herein, the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction on Eligible Projects financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act of 1931, as amended, and all regulations related thereto, including those set forth in 29 C.F.R. 5.5(a) (1) to (11) and 29 C.F.R. 5.5(b)(1) to (5), and all notice, reporting and other obligations related thereto as required by DOE, as set out in the Financing Documents, and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.
“Debarment Regulations” means all of the following (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulation, 48 C.F.R. 9.400 – 9.409; and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.
“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as finance leases, including, without limitation, the leases described in clause (iv) of Section 5.02(c) of the Revolver, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all Guarantees and (vii) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements, and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss.
“Debt Sizing Parameters” has the meaning as set out in Section 2.06(b) (Determination of Advance Amounts).
“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.
“Designated Agent” means Citibank, N.A., a national banking association, acting through its Agency and Trust Division, and any permitted successor thereto or replacement thereof approved by DOE.
“Disclosure Form to Report Lobbying” has the meaning given to such term in Section 5.01(v).

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“DOE” has the meaning given to such term in the preamble hereto.
“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by (i) any Eligible Project (e.g., engineering failure or financial workouts) or (ii) the Borrower that, in either case, requires DOE to incur time or expenses (including third-party expenses) beyond standard monitoring and administration of the Financing Documents, in accordance with Section 1702(h) of Title XVII, the amounts that DOE determines are required to (a) reimburse DOE’s additional documented internal administrative costs (including any documented costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related documented fees and expenses of the Guaranteed Party Advisors to the extent that not paid directly by on or behalf of the Borrower.
“DOE Guarantee” means the guarantee issued by DOE in favor of FFB pursuant to the FFB Note Purchase Agreement.
“DOE Guarantee Payment” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).
“Dollars” or “USD” or “$” means the lawful currency of the United States.
“Drawstop Notice” has the meaning given to such term in Section 2.03(d)(i) (Issuance).
“Effective Date” means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Effective Date) have been satisfied or waived and this Agreement is fully executed and delivered by all parties thereto.
“Effective Date Conditions Precedent” has the meaning set forth in Section 5.01 (Conditions Precedent to the Effective Date).
“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.
“Electronic Signature” has the meaning given to such term in Section 11.18 (Counterparts; Electronic Signatures).
“Eligibility Criteria” means the eligibility criteria set forth in Schedule 5.04(b) (Eligibility Criteria) for a Project to qualify as an Eligible Project.
“Eligible Applicant” has the meaning given to such term in the Applicable Regulations.
“Eligible Project” means each Project identified by the Borrower from time to time pursuant to Schedule 5.04(a) that (a) is owned by the Borrower, (b) has satisfied all conditions set forth in Section 5.04 (Conditions Precedent to Eligible Projects) for such Project, provided, that it is understood and agreed that a casualty or condemnation event at any Eligible Project shall not, in and of itself, be deemed to have caused such Eligible Project to cease to be an Eligible Project, (c) meets the requirements specified in Schedule 5.04(b) (Eligibility Criteria) hereto, (d) is approved and validated by DOE as an Eligible Project in accordance with the Validation Process and Procedures and (e) satisfies the Program Requirements. For the avoidance of doubt, Eligible Projects are those limited to and qualifying under Section 1706 of Title XVII.
“Eligible Project Costs” means Project Costs related to Eligible Projects that DOE has determined to be eligible costs in accordance with Section 609.2 and 609.10 of the Applicable Regulations. For the avoidance of doubt, those costs set forth in Section 609.10(d) of the Applicable Regulations shall not constitute Eligible Project Costs.
“Eligible Project MAE” means any event with respect to an Eligible Project or a Project Company that results in, or is reasonably expected to result in, fees, costs, expenses, losses, fines or other similar amounts incurred by the Borrower or the relevant Project Company in excess of Five Million Dollars

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
($5,000,000.00) in the aggregate for such Eligible Project or Project Company on account of such event, other than any such amounts that are reasonably expected to be Recoverable; provided, that it is understood and agreed that any event that caused an Eligible Project MAE may be Remediated by the Borrower, after giving effect to which, such Eligible Project MAE shall no longer exist.
“Energy Infrastructure” means a facility, and associated equipment, used for (1) the generation or transmission of electric energy, or (2) the production, processing and delivery of fossil fuels, fuels derived from petroleum or petrochemical feedstocks.
“Environmental Laws” means any and all Federal or state, or to the extent applicable, local or municipal, laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating or imposing liability or standards of conduct concerning: (i) protection of human health or safety as it relates to exposure to Hazardous Substances, the environment or natural resources; or (ii) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage or disposal of Hazardous Substances, in each case of clause (i) and (ii), as now or may at any time hereafter be in effect.
“EP Approval Date” means, with respect to any Eligible Project, the date on which all conditions in Section 5.04 (Conditions Precedent to Eligible Projects) have been satisfied.
“EP Approval Notice” means a notice in the form of Exhibit G (Form of EP Approval Notice) delivered by DOE to the Borrower, confirming that the EP Approval Date for an Eligible Project has occurred.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including, but not limited to, voting rights), and interests with respect to or derived from such equity interest.
“Equity-Preferred Securities” means (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of the Borrower and (ii) any other securities, however denominated, including but not limited to hybrid capital and trust originated preferred securities, (A) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Final Maturity Date.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) that is considered to be a single employer with such entity within the meaning of Section 414(b), (c), (m) or (o) the Code.
“ERISA Event” means (i) the termination of or withdrawal from any Pension Plan by the Borrower or any of its ERISA Affiliates, (ii) the failure by the Borrower or any of its ERISA Affiliates to comply with ERISA or the related provisions of the Code with respect to any Plan or (iii) the failure by the Borrower or any of its Subsidiaries to comply with Applicable Law with respect to any Foreign Plan.
“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).
“Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic,

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
equipment failure, failure or delay in issuance of Governmental Approvals (provided that the Borrower is using commercially reasonable efforts to obtain such Governmental Approval) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.
“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of any Eligible Project, or any other event that causes any portion of any Eligible Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.
“Facility Fee” means a fee in an amount equal to Six Million Six Hundred Four Thousand Forty-Nine Dollars ($6,604,049.00).
“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).
“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“FERC” means the Federal Energy Regulatory Commission and any successor thereof.
“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973, as amended, that is under the general supervision of the Secretary of Treasury.
“FFB Borrower’s Instruments” means the “Borrower’s Instruments” as defined in Section 3.2 of the FFB Note Purchase Agreement.
“FFB Document” means each of:
(p)the FFB Program Financing Agreement;
(q)the FFB Note Purchase Agreement;
(r)the DOE Guarantee;
(s)the FFB Note;
(t)the FFB Borrower’s Instruments;
(u)the FFB Secretary’s Instruments; and
(v)any other documents, certificates and instruments required in connection with the foregoing.
“FFB Note” means the promissory note to be issued by the Borrower in favor of FFB in accordance with other FFB Documents to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.
“FFB Note Installment” has the meaning given to such term in Section 3.02(b) (Payments).
“FFB Note Obligations” means, collectively, the unpaid principal of and interest on Advances made under the FFB Note, the FFB Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then-applicable rate provided in the FFB Documents after

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of the FFB Note (or any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the FFB Note, the FFB Note Purchase Agreement, the FFB Program Financing Agreement, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys’ or other Guaranteed Party Advisors’ fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the FFB Note of DOE or FFB or any subsequent holder or holders of the FFB Note (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
“FFB Note Purchase Agreement” means the FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB on the Effective Date.
“FFB Note Reimbursement Obligations” means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the FFB Note.
“FFB Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.
“FFB Secretary’s Instruments” means the “Secretary’s Instruments” as defined in Section 3.3 of the FFB Note Purchase Agreement.
“Final Maturity Date” means the Payment Date immediately preceding the thirtieth (30th) anniversary of the Effective Date.
“Financial Advisor” means FTI Consulting, Inc. or such other advisor appointed by DOE.
“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the chief accounting officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.
“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with GAAP.
“Financing Document” means each of:
(w)this Agreement;
(x)each FFB Document; and
(y)each other certificate, document, instrument or agreement executed and delivered by the Borrower for the benefit of any Guaranteed Party in connection with any of the foregoing.
“Financing Document Amounts” means any amounts payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).
“First Advance” means, with respect to each Eligible Project, the first Advance of the Guaranteed Loan for such Eligible Project occurring on the relevant First Advance Date.
“First Advance Date” means, with respect to each Eligible Project, the date on which the first Advance of the Guaranteed Loan for such Eligible Project has been made in accordance with this Agreement.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“First Interest Payment Date” with respect to each Advance, means the first Payment Date to occur after such Advance.
“Fiscal Quarter” means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
“Fiscal Year” means with respect to:
(z)the Borrower, the period beginning on January 1 and ending on December 31; and
(aa)any other Person, such Person’s financial year.
“Fitch” means Fitch Ratings, Inc. and any successor thereto.
“Foreign Asset Control Regulations” means the United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor.
“Foreign Plan” means any pension, profit-sharing, deferred compensation or other employee benefit plan, program or arrangement maintained by any Subsidiary which, under applicable local foreign law, is required to be funded through a trust or other funding vehicle.
“Form of Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).
“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.
“Fund Parties” means, with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.
“Governmental Authority” means any United States federal, state, county, municipal or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government (including, for the avoidance of doubt, FERC and any entity or Person to which rulemaking or other authority is delegated by a governmental agency, such as the North American Electric Reliability Corporation or any successor thereof and the regional entities that are recognized by the North American Electric Reliability Corporation and to which authority is delegated from time to time).
“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.
“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Debt of another Person in any manner, whether directly or indirectly, and including any obligation:
(ab)to purchase or pay any Debt or to purchase or provide security for the payment of any Debt;
(ac)to purchase or lease property, securities or services for the purpose of assuring the payment of any Debt;

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(ad)to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or
(ae)in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Debt, except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.
“Guaranteed Loan” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Note).
“Guaranteed Obligations” means, at any time, all FFB Note Obligations and all other amounts owed to DOE or any other Guaranteed Party under the Financing Documents, including accrued interest thereon, fees, Guaranteed Party Expenses, penalties and indemnity obligations.
“Guaranteed Party” means each of:
(af)DOE;
(ag)FFB;
(ah)the Designated Agent; and
(ai)any other holder of any Guaranteed Obligations outstanding at any time.
“Guaranteed Party Advisor” means each of:
(aj)the Technical Advisor;
(ak)the Financial Advisor;
(al)Skadden, Arps, Slate, Meagher & Flom LLP, as New York legal counsel to DOE; and
(am)each other advisor, legal counsel or consultant (including any environmental consultant) retained by DOE from time to time in connection with the Guaranteed Loan, the Project Portfolio, any Eligible Project, or the Financing Documents.
“Guaranteed Party Expenses” means any out-of-pocket costs, expenses and other amounts paid or incurred by any Guaranteed Party from time to time in connection with the due diligence of the Borrower, the Project Portfolio, any Eligible Projects and the preparation, execution, recording and performance of this Agreement, the other Financing Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions), including any of the following:
(an)recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration or performance of the Financing Documents;
(ao)documented fees, charges and expenses of any Guaranteed Party Advisors;
(ap)commissions, charges, costs and expenses for the conversion of currencies;
(aq)other fees, charges, expenses and other amounts from time to time due to any Guaranteed Party under or in connection with the Financing Documents;
(ar)documented fees and expense of the legal counsel, consultants and advisors of any Guaranteed Party with respect to any of the foregoing; and
(as)DOE Extraordinary Expenses.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Guaranteed Party Force Majeure Event” means any act, event or circumstance that is beyond the control of any Guaranteed Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Guaranteed Party’s office or any other similar event.
“Hazardous Substance” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant in, or for which standards are imposed by any Governmental Authority or under, any applicable Environmental Laws, including (a) any petroleum or petroleum by products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per and polyfluoroalkyl substances, and polychlorinated biphenyls; and (b) any other chemical, material or substance of which the storage, transport, use, Release or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.
“Immaterial Remediation Event” means any Default under Section 10.01(d)(iii) (Specified Breaches Under the Financing Documents) that has not become an Event of Default.
“Indemnified Liability” has the meaning given to such term in Section 11.07(a) (Indemnification).
“Indemnified Party” has the meaning given to such term in Section 11.07(a) (Indemnification).
“Indemnity Claims” has the meaning given to such term in Section 11.07(a) (Indemnification).
“Indenture Documents” means, collectively, (a) the Note Purchase Agreement between the Borrower, as issuer, and certain investors, as purchasers, dated October 18, 2012; (b) the Supplement to Note Purchase Agreement dated November 14, 2014; (c) the Indenture between the Borrower and the Bank of New York Mellon Trust Company, N.A., dated November 1, 2016; (d) the Company Order and Officers’ Certificate - 5.15% Senior Notes, Series Q, due 2034, dated March 13, 2024; and (e) the Company Order and Officers’ Certificate - 5.375% Senior Notes, Series R, due 2035, dated May 14, 2025; in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Independent Auditor” means PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time.
“Initial Default” has the meaning given to such term in Section 10.01 (Events of Default).
“Initial First Advance” means the first Advance of the Guaranteed Loan made in accordance with this Agreement.
“Initial First Advance Cut-off Date” means the date twenty-four (24) months after the Effective Date.
“Initial First Advance Date” means the date on which the first Advance of the Guaranteed Loan has been made in accordance with this Agreement.
“Initial Maintenance Fee” means a maintenance fee in the amount equal to Three Hundred Fifty Thousand Dollars ($350,000.00) which fee shall be pro-rated on a daily basis for the number of days starting with the Effective Date and ending on December 31 of the same calendar year.
“Insolvency Proceeding” means any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(at)any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to the Borrower, including the Bankruptcy Code;
(au)any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of the Borrower;
(av)any notification, resolution or petition for winding up or similar proceeding with respect to the Borrower; or
(aw)any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of the Borrower.
“Intended Prepayment Date” means the date identified in a Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must be a Business Day and shall not be on a Payment Date or the last day of any Fiscal Quarter.
“Investment Company Act” means the United States Investment Company Act of 1940.
“Investment Grade” means a credit rating of at least BBB- (or the equivalent rating), without a negative outlook that such rating is on watch to be downgraded below BBB- (or the equivalent rating), from S&P or Fitch, or at least Baa3 (or the equivalent rating), without a negative outlook that such rating is on watch to be downgraded below Baa3 (or the equivalent rating), from Moody’s; provided that if the Borrower’s applicable debt has a rating from more than one such agency, its ratings for purposes of the Financing Documents shall be deemed to be the lowest of such ratings, except that if the Borrower’s applicable debt has a different rating from each of the three rating agencies, its rating for the purposes of the Financing Documents shall be deemed to be the middle of such ratings.
“ISO” means, as applicable: (i) Midcontinent Independent System Operator, Inc. (“MISO”); (ii) PJM Interconnection LLC (“PJM”); and (iii) Southwest Power Pool, Inc. (“SPP”), each as independent system operator for certain Eligible Projects in such ISO’s respective jurisdiction.
“IT Systems” has the meaning given to such term in Section 6.32(a) (Information Technology; Cybersecurity).
“Judgment Currency” has the meaning given to such term in Section 11.06 (Judgment Currency).
“Knowledge” means, with respect to any Borrower Entity, the actual knowledge of all officers of such Borrower Entity with primary management or supervisory responsibilities with respect to any Eligible Project or the Project Portfolio or who have critical influence on or substantial control over such Borrower Entity, any Eligible Project or the Project Portfolio, and any knowledge which any such Person should have obtained in the diligent performance of their duties, functions and responsibilities.
“KYC Party” has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).
“Late Charge” has the meaning given to such term in the FFB Note.
“Late Charge Rate” has the meaning given to such term in the FFB Note.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).
“Maintenance Fee” means a maintenance fee in respect of DOE’s administrative expenses in servicing and monitoring the Eligible Projects and the Financing Documents during the construction, start-up, commissioning and operation of the Eligible Projects. The Maintenance Fee payable annually shall be: (a) on or prior to the Effective Date, the Initial Maintenance Fee, and (b) for each subsequent year after

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
the occurrence of the Effective Date until the end of the Availability Period, an amount equal to Three Hundred Fifty Thousand Dollars ($350,000.00) per calendar year and (c) from the end of the Availability Period until the Final Maturity Date, Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per calendar year. The Maintenance Fee shall be pro-rated for any partial year.
“Mandatory Prepayment” means the prepayment of any outstanding Guaranteed Loan, in whole or in part pursuant to Section 3.05(c) (Mandatory Prepayments).
“Mandatory Prepayment Amounts” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).
“Mandatory Prepayment Event” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).
“MARAD” means the United States Maritime Administration, or any successor agency in accordance with applicable law.
“Material Adverse Effect” means, as of the date of any determination, (a) a change in the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole that could reasonably be expected to materially and adversely affect the ability of the Borrower to perform and comply with its payment obligations or its material obligations under the Financing Documents, or (b) a material adverse effect on (i) the validity or enforceability of any Financing Document or (ii) any right, remedy or benefit available to or conferred upon any Guaranteed Party under the Financing Documents.
“Maximum Guaranteed Loan Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Note).
“Memorandum of Understanding” means the executed Memorandum of Understanding by and between DOE and the Borrower which sets forth the rights and responsibilities of the parties in connection with the environmental review process pursuant to NEPA and any applicable related consultations pursuant to Environmental Laws.
“Merger Transaction” has the meaning given to such term in Section 9.02 (Fundamental Changes).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“NEPA” means the National Environmental Policy Act, 42 U.S.C. §§4321 et seq., and all regulations promulgated thereunder, and publicly available determinations, as either amended or modified from time to time.
“New Covenants” has the meaning given to such term in Section 7.22 (Most Favored Nation).
“No Federal Funding Certificate” means any of the Certificate delivered from the Borrower to DOE on December 19, 2024, a certificate delivered on the Effective Date in substantially the same form or any additional certificates in substantially the same form delivered during the term of this Agreement.
“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding (including any Adverse Proceeding) or any unsatisfied condition which may result in withdrawal, suspension, withholding, termination, modification or revocation; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate of a Responsible Officer.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.
“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the FFB Note Purchase Agreement.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person’s business plan) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.
“Organizational Documents” means, with respect to:
(ax)any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended;
(ay)any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;
(az)any general partnership, its partnership agreement, as amended; and
(ba)any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.
“Overdue Amount” means any amount owing under the FFB Note that is not paid when and as due.
“Parent” means American Electric Power Company, Inc., a New York corporation.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).
“Payment Date” means each April 15th and October 15th of each year (or, in each case, if such day is not a Business Day, the next succeeding Business Day), commencing on the first Payment Date to occur after the initial First Advance Date to occur.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 7.04(a) hereof; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (iii) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (v) any judgment Lien, unless an Event of Default under Section 10.01(i) shall have occurred and be continuing; (vi) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Significant Subsidiary and not created in contemplation of such event; (vii) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for Debt), operating leases and surety bonds; (viii) Liens upon or in any real property or equipment acquired, constructed, improved or held by the Borrower or any Subsidiary in the ordinary course of business to secure the

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); (ix) Liens securing first mortgage bonds issued by any Subsidiary of the Borrower the rates or charges of which are regulated by FERC or any state governmental authority (provided that the aggregate principal amount of such first mortgage bonds of any such Subsidiary do not exceed 66 2/3% of the net value of plant, property and equipment of such Subsidiary); (x) extensions, renewals or replacements of any Lien described in clause (iii), (vi), (vii), (viii) or (ix) for the same or a lesser amount (provided, however, that no such Lien shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced); (xi) Liens permitted under the Revolver and the Indenture Documents (or any replacements thereof containing substantially similar terms); and (xii) any other Lien not covered by the foregoing exceptions as long as immediately after the creation of such Lien the aggregate principal amount of Debt secured by all Liens created or assumed under this clause (xii) does not exceed 10% of Consolidated Tangible Net Assets of the Borrower; provided, that no Permitted Lien shall secure any Debt of the Borrower for money borrowed unless the Guaranteed Loan is also secured equally and ratably pursuant to documentation in form and substance satisfactory to DOE.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.
“Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that the Borrower or any of its ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to.
“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.
“Prepayment Election Notice” has the meaning given to such term in the FFB Note, which shall be substantially in the form of Exhibit I (Form of Prepayment Election Notice).
“Prepayment Event Covenants” has the meaning given to such term in Section 10.01 (Events of Default).
“Prepayment Price” has the meaning given to such term in the FFB Note.
“Prepayment Trigger Date” means:
(bb)with respect to the election of the Borrower to prepay all Advances relating to an applicable Eligible Project, (i) unless the Borrower is attempting to Remediate the applicable Specified Covenant Event, the earlier of (A) the date of notice of the occurrence of a Specified Covenant Event from DOE to the Borrower and (B) the date on which the Borrower obtains Knowledge of such Specified Covenant Event and (ii) if the Borrower is attempting to Remediate the applicable Specified Covenant Event, the date on which the Borrower notifies DOE in writing that it either cannot successfully Remediate or has elected not to continue to attempt to Remediate such Specified Covenant Event;
(bc)with respect to the election of a Specified Prepayment Event by the Borrower on account of a breach of a Prepayment Event Covenant, the earlier of (i) the date of notice of the occurrence of a breach of the applicable Prepayment Event Covenant from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of the breach of such Prepayment Event Covenant; and
(bd)with respect to the election of a Specified Prepayment Event by the Borrower on account of a breach of a Specified Prepayment Event Covenant, the date on which the Borrower notifies DOE in writing that it either cannot successfully Remediate or has elected not to continue to attempt to Remediate the applicable Specified Covenant Event.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Principal Payment Date” with respect to each Advance means the earlier of (a) the Payment Date immediately following the twenty-sixth (26th) anniversary of the date of such Advance and (b) the Final Maturity Date.
“Principal Persons” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or any Person holding equivalent positions of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer and any other Financial Officer of the Borrower.
“Process” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words “Processing”, “Processed”, and similar constructions shall have corresponding meanings.
“Program Requirements” means all of the following:
(be)Title XVII;
(bf)the Applicable Regulations; and
(bg)all other Applicable Laws relative to or connected with the Title XVII Loan Guarantee Program.
“Prohibited Jurisdiction” means any country, territory or jurisdiction that:
(bh)at any time, is itself the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People’s Republic, and the region called Luhansk People’s Republic), including any general export, import, financial or investment embargo under Sanctions;
(bi)has been designated by the Secretary of Treasury under Section 311 or 312 of the PATRIOT Act, as warranting special measures due to money laundering concerns; or
(bj)has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.
“Prohibited Person” means any Person:
(bk)named, identified or described on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC;
(bl)named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, debarred party list, unverified list, Sanctions list or other list of designated individuals or entities with whom U.S. persons are in any way prohibited from conducting business, published or maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;
(bm)resident, located, operating (in violation of applicable Sanctions) or organized in a Prohibited Jurisdiction;
(bn)that is a representative or agent of a government or government agency of a Prohibited Jurisdiction;

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
(bo)of which fifty percent (50%) or more is owned or controlled by, or acting for or on behalf of, any persons described in clauses (a) to (d);
(bp)[reserved];
(bq)that is otherwise subject to or a target of Sanctions;
(br)[reserved];
(bs)that is listed in SAM as being debarred, suspended or ineligible as a result of being proposed for debarment with a final determination still pending or declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any U.S. department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. government or any department or agency or instrumentality thereof pursuant to any of the Debarment Regulations;
(bt)that has, within the past five (5) years from the Effective Date and any time following the Effective Date, been indicted (unless such indictment has been withdrawn or positively resolved for such Person), convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;
(bu)subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or
(bv)whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.
“Project” has the meaning given to such term in the preliminary statements.
“Project Company” means each of: (i) AEP Indiana Michigan Transmission Company, Inc.; (ii) AEP Ohio Transmission Company, Inc.; (iii) AEP Oklahoma Transmission Company, Inc.; (iv) AEP West Virginia Transmission Company, Inc.; and (v) any other Subsidiary of the Borrower that owns a Proposed Project or an Eligible Project.
“Project Costs” means those costs, including escalation and contingencies, identified in and permitted by Sections 609.2 and 609.10 of the Applicable Regulations as determined by DOE (including, in DOE’s sole discretion and to the extent permitted under the Applicable Regulations, the cost of refinancing outstanding indebtedness).
“Project Portfolio” means, collectively, all Eligible Projects approved under this Agreement.
“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proposed Project” means any Project that Borrower is submitting for consideration to be an Eligible Project.
“Qualified Investment Fund” means an investment fund in relation to which:
(bw)such fund and each of its Fund Parties have provided all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Guaranteed Party pursuant to its policies; and
(bx)the relevant Fund Parties have certified in writing, to the satisfaction of DOE, that:
(i)due diligence on the fund’s limited partners, members or shareholders has been performed in accordance with the fund’s anti-money laundering and “know your

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
customer” policies that are consistent with applicable legislation, regulations or industry guidelines;
(ii)the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations or industry guidelines;
(iii)none of the Fund Parties being reviewed is a Prohibited Person; and
(iv)no ultimate beneficial owner in such Fund Party, together with its Controlled Affiliates, owns in the aggregate ten percent (10%) or more of the direct or indirect Equity Interests in the Borrower.
“Qualified Public Company Shareholder” means each Person that holds, directly or indirectly, shares or other Equity Interests in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.
“Quarterly Principal Amount” has the meaning given to such term in Section 3.05(b) (Voluntary Prepayments).
“Rating Agency” means each of (a) Fitch Ratings Inc., (b) Moody’s Investors Service, Inc. and (c) S&P Global Ratings, a division of S&P Global Inc, and, in each case, any successor to the ratings agency business thereof.
“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Recoverable” means, with respect to any loss, fine, fee, cost, expense or other similar amounts, that such loss, fine, fee, cost, expense or other similar amounts are reasonably expected by the Borrower to be recoverable as a component of the Borrower’s revenues, or from other sources, including insurance policies, refunds, warranty claims and recoveries from third parties, in each case, to the extent such source has not denied or declined to make payment for such amount or has not contested the payment of such amount.
“Recoverable Eligible Project Costs” has the meaning given to such term in Section 3.05(c)(i)(C) (Mandatory Prepayments).
“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.
“Regulatory Authority” means each State PUC, each ISO and FERC, as applicable, or any successor thereto, as rate regulator of the applicable Borrower Entity for the applicable Eligible Projects.
“Regulatory Test Date” has the meaning given to such term in Section 3.05(c)(i)(C) (Mandatory Prepayments).
“Reimbursement Amounts” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Payment Obligations; Reimbursement).
“Release” means, with respect to Hazardous Substances, any disposing (including the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Substances), discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping,

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
emptying, seeping, placing or migrating into, through or upon the environment (including any land, water or air), and “Released” shall have a corresponding meaning.
“Release Date” means the date on which all of the Guaranteed Obligations (other than inchoate indemnity obligations) have been paid in full and the Guaranteed Loan has been reduced to zero (0).
“Remediated” means, with respect to an Eligible Project MAE or Specified Covenant Event, that the Borrower has (a) made prepayments associated with the applicable Eligible Project in accordance with Section 3.05(b) (Voluntary Prepayments), (b) satisfied the terms and conditions of the applicable Remediation Plan or (c) otherwise successfully contested the assertion giving rise to such Eligible Project MAE or Specified Covenant Event.
“Remediation Plan” means with respect to any event of non-compliance with any Environmental Law, Government Approvals, Applicable Law or Program Requirement under Section 10.01(d) (Specified Breaches Under the Financing Documents), a plan of correction with a timetable for curing or otherwise resolving or remediating such event of non-compliance (a) that has been approved by a court of competent jurisdiction, or the lead Governmental Authority with enforcement responsibility with respect to such matter, or DOE, as the case may be or (b) for any plan of correction relating to non-compliance occurring less than two hundred seventy (270) days prior, that has been submitted to a court of competent jurisdiction or such Governmental Authority and has not been formally rejected.
“Requested Advance Date” means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the FFB Note, which may not be (a) on the last seven (7) Business Days of the months of March, June, and December; (b) on the last three (3) Business Days of any other calendar month (other than September); or (c) during the period from September 15 through and including the third Business Day of October of each year.
“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any Contractual Obligation for:
(a)the due execution, delivery recordation, filing or performance by the Borrower of any Financing Document, including any FFB Document, in each case, to which it is, or is intended to be, a party;
(b)the issuance of the FFB Note and the borrowings under the FFB Documents, the use of the proceeds thereof and the Reimbursement Obligations; or
(c)the exercise by any Guaranteed Party of its rights under any of the Financing Documents.
“Required Approvals Schedule” means the schedule listing all Required Approvals attached hereto as Schedule 5.01(n) (Required Approvals Schedule).
“Responsible Officer” means:
(d)with respect to any Person:
(i)that is a corporation, the chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporation or any other Financial Officer of such Person;
(ii)that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such partnership or any other Financial Officer of such Person;
(iii)that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary or any Person holding equivalent positions in such limited liability company, or any other Financial Officer of such Person; or
(e)with respect to the Borrower, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(i) (Effective Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.
“Revolver” means that certain Sixth Amended and Restated Credit Agreement, dated as of March 28, 2024, between the Parent, Wells Fargo Bank, National Association, as administrative agent, and the financial institutions party thereto (as amended, restated, supplemented or otherwise modified from time to time).
“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.
“Sanctions” means the economic, financial or trade sanctions or export controls laws, regulations, embargoes or restrictive measures, administered, enacted or enforced by the United States.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secretary of Energy” means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.
“Secretary of Labor” means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.
“Secretary of Treasury” means as of any date, the then-current secretary of the U.S. Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.
“Significant Subsidiary” has the meaning specified in Article 1, Rule 1-02(w) of Regulation S-X of the Exchange Act as of the Effective Date. Unless otherwise qualified, all references to a “Significant Subsidiary” or to “Significant Subsidiaries” in this Agreement shall refer to a “Significant Subsidiary” or “Significant Subsidiaries” of the Borrower. For the avoidance of doubt, each of the Project Companies shall be deemed to be a Significant Subsidiary.
“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the applicable date of determination, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the Ordinary Course of Business, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the Ordinary Course of Business and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date of determination, would reasonably be expected to become an actual and matured liability.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Specified Covenant Event” has the meaning given to such term in Section 10.01(d) (Specified Breaches Under the Financing Documents).
“Specified Covenants” has the meaning given to such term in Section 10.01(d) (Specified Breaches Under the Financing Documents).
“Specified Exchange Act Filings” means the Borrower’s Form 10-K annual report for the year ended December 31, 2024, and each and all of the Form 10-Ks, Form 10-Qs and Form 8-Ks (and to the extent applicable proxy statements) filed by the Borrower with the SEC after December 31, 2024.
“Specified Prepayment Event” means the written election of the Borrower to DOE to prepay, in full, all Advances outstanding under the Guaranteed Loan pursuant to either the third from final paragraph or the penultimate paragraph of Section 10.01 (Events of Default).
“Specified Prepayment Event Covenant” has the meaning given to such term in Section 10.01 (Events of Default).
“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc.
“State PUC” means, as applicable: (i) Indiana Utility Regulatory Commission (“IURC”); (ii) Michigan Public Service Commission (“MSPC”); (iii) Public Utilities Commission of Ohio (“PUCO”); (iv) Oklahoma Corporation Commission (“OCC”); and (v) Public Service Commission of West Virginia (“PSCWV”), each as rate regulator of the Borrower’s Subsidiaries for certain Eligible Projects in such State PUC’s respective state.
“Stranded Cost Recovery Bonds” means securities, however denominated, that are issued by the Borrower or any Consolidated Subsidiary of the Borrower that are (i) non-recourse to the Borrower and its Significant Subsidiaries (other than for failure to collect and pay over the charges referred to in clause (ii) below) and (ii) payable solely from transition or similar charges authorized by law (including, without limitation, any “financing order” (or other similar term), as such term is defined under Applicable Law in respect of each applicable Project Company) to be invoiced to customers of any Subsidiary of the Borrower or to retail electric providers.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
“Tax Certificate” has the meaning given to such term in Section 5.01(i)(ii) (Effective Date Certificates).
“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.
“Technical Advisor” means DNV GL USA Inc. and its DOE-approved contractors, or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project Portfolio.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
“Term Sheet” means the Summary Terms and Conditions for Loan Guarantee under U.S. Department of Title XVII Loan Program, dated December 20, 2024.
“Title XVII” has the meaning given to such term in the preliminary statements.
“Trading With the Enemy Act” means Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.
“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.
“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York.
“United States” and “U.S.” mean the United States of America.
“Utility Money Pool” means that certain AEP System Amended and Restated Utility Money Pool Agreement, dated as of December 9, 2004, by and among Parent, AEP Texas, Inc., American Electric Power Service Corporation, AEP Utility Funding LLC and certain of the direct or indirect subsidiaries of Parent, as amended, restated or modified from time to time.
“Validation Process and Procedures” means the validation process and procedures set forth in Schedule 5.04(a) (Validation Process and Procedures).

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 5.01(a)

ANCHOR PROJECTS

1.Cornville to Norge Road Transmission Line Rebuild.
Schedule 5.01(a)

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 5.01(n)

REQUIRED APPROVALS SCHEDULE
None.

Schedule 5.01(n)

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 5.03(n)

DAVIS-BACON ACT COVERED CONTRACTS
1.Labor and Services Blanket - Contract number 20006340, dated as of November 7, 2021, between American Electric Power Service Corporation and Stellex Power Line Opco, LLC, f/k/a Rokstad Power, Inc.

Schedule 5.03(n)

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 5.04(a)

VALIDATION PROCESS AND PROCEDURES SCHEDULE
[See attached]

Schedule 5.04(a)

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 5.04(b)

ELIGIBILITY CRITERIA SCHEDULE
Proposed Projects must fully satisfy at least one of the following criteria in order to be characterized as Eligible Projects:
•Projects that retool, repower, repurpose, or replace Energy Infrastructure that has ceased operations; or
•Projects that enable operating Energy Infrastructure to increase capacity or output; or
•Projects that support or enable the provision of known or forecastable electric supply at time intervals necessary to maintain or enhance grid reliability or other system adequacy needs.
The following project types can be considered by DOE to be categorized as Eligible Projects for the Project Portfolio:
•Transmission reconductoring, rebuilds, and upgrades that increase the capacity, efficiency, or overall grid reliability of existing transmission facilities.

Schedule 5.04(b)

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 6.14

ENVIRONMENTAL LAW COMPLIANCE
None.

Schedule 6.14

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 8.02

REPORTING REQUIREMENTS
[See attached]

Schedule 8.02

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

CUI//PROPIN
SCHEDULE 11.04

NOTICES SCHEDULE
If to DOE:

United States Department of Energy
Loan Programs Office
1000 Independence Avenue, SW
Washington, D.C. 20585
Attention: [REDACTED]
Email: [REDACTED]
Re: AEP Transmission (LPO Loan Number EIR0037)
With a copy (which copy shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Telephone: [REDACTED]
Attention: [REDACTED]
Email: [REDACTED]

If to Borrower:

AEP Transmission Company, LLC
1 Riverside Plaza
Columbus, OH 43215
Attention: [REDACTED]
Email: [REDACTED]

With a copy (which copy shall not constitute notice) to:

AEP Transmission Company, LLC
1 Riverside Plaza
Columbus, OH 43215
Attention: [REDACTED]
Email: [REDACTED]

Schedule 11.04

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov